EXHIBIT 2.1

PURCHASE AGREEMENT

by and between

THE GOLDMAN SACHS GROUP, INC.

and

OCWEN FINANCIAL CORPORATION

dated as of

June 5, 2011

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-iv-

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

A	Adjustment Amount
B	Seller Advance Facility Term Sheet
C	Third Party Advance Facility Term Sheet
D	Transition Services Agreement
E	Initial Draft of GS Servicing Agreement
1.01(a)	IO Strips

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2011, is by and between The Goldman Sachs Group, Inc., a Delaware corporation (“Seller”), and Ocwen Financial Corporation, a Florida corporation (“Purchaser” and, together with Seller, the “Parties,” and each, individually, a “Party”).

WHEREAS, Seller indirectly owns all the outstanding Equity Interests (as defined below) of (i) Litton Consumer and Corporate Servicing, LLC and Litton Mortgage Servicing, LLC (each, a “Parent” and collectively, the “Parents”) and (ii) Goldman, Sachs & Co., a New York limited partnership (“GS & Co”);

WHEREAS, Litton Consumer and Corporate Servicing, LLC owns all of the outstanding general partnership interests of Litton Loan Servicing LP, a Delaware limited partnership (the “Company”), and Litton Mortgage Servicing, LLC owns all of the authorized and outstanding limited partnership interests in the Company (such general partnership interests and limited partnership interests, the “Partnership Interests”);

WHEREAS, the Company is engaged, directly or indirectly, in the servicing of mortgage loans;

WHEREAS, GS & Co owns the IO Strips; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Seller desires to cause the Parents and GS & Co, as applicable, to sell to Purchaser and Purchaser desires to purchase from the Parents and GS & Co, as applicable, all of the Partnership Interests and the IO Strips.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants, agreements, terms and conditions herein contained and other good and valuable consideration, upon the terms and subject to the conditions set forth in this Agreement the Parties hereto hereby agree as follows:

I.           DEFINITIONS

1.01           Definitions. The following terms, as used herein, have the following meanings:

“Action” means any civil, criminal, investigative or administrative claim, demand, action, suit, charge, citation, complaint, notice of violation, proceeding (public or private), litigation, prosecution, arbitration or inquiry by or before any Governmental Authority whether at law, in equity or otherwise.

“Adjustment Amount” means the sum of (i) the amount (which may be a positive or a negative number) determined in accordance with Exhibit A, plus (ii) twenty percent (20%) of (A) aggregate Pre-Closing Loss Sharing Claim Payments and (B) the amount of reserves taken in respect of Loss Sharing Claims after the date hereof and prior to the Closing Date that are included in the final Closing Modified Net Worth Amount (as defined in Exhibit A) (the “Loss Sharing Reserves”) (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are less than fifty percent (50%) of the Purchase Price Cap), (iii) eighty percent (80%) of (A) the aggregate Pre-Closing Loss Sharing Claim Payments plus (B) the Loss Sharing Reserves (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are equal to or greater than fifty percent (50%) of the Purchase Price Cap but less than one hundred percent (100%) of the Purchase Price Cap) and (iv) one hundred percent (100%) of (A) the aggregate Pre-Closing Loss Sharing Claim Payments plus (B) the Loss Sharing Reserves (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are greater than the Purchase Price Cap).

“Adjustment Report” has the meaning set forth in Section 2.04(d).

“Advance Facility Closing Reduction Amount” means the amount necessary to repay in full at the Closing the amount outstanding under the Existing Seller Advance Facility Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies, economic interests or investment decisions of such Person, whether through the ownership of voting securities, equity or debt interests, by Contract or otherwise.

“Aggregate Basket Amount” has the meaning set forth in Section 12.04(a).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 8.02(c).

“Alternative Third Party Advance Facility” has the meaning set forth in Section 7.06(e).

“Alternative Transaction” has the meaning set forth in Section 5.04.

“Ancillary Agreements” means the Full Seller Advance Facility or the Partial Seller Advance Facility and the Subordinated Notes, as applicable, and the Transition Services Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Archon” means Archon Group, L.P.

“Archon 401(k) Plan” has the meaning set forth in Section 9.01(c)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Base Purchase Price” means $263,654,000 unless (i) Purchaser delivers the Final Third Party Advance Facility Terms on or prior to the Final Third Party Advance Facility Delivery Date and such Final Third Party Advance Facility Terms are consistent the Minimum Conforming Third Party Advance Facility Terms and (ii) Seller elects in accordance with Section 7.06(b) to cause Purchaser to use the Full Seller Advance Facility , in which case the Base Purchase Price shall be reduced by the Financing Break Fee if the Closing occurs prior to November 6, 2011 and by one-half of the Financing Break Fee if the Closing occurs thereafter.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning set forth in Section 2.03.

“Closing Balance Sheet” has the meaning set forth in Exhibit A.

“Closing Company Repayment Amount” means the sum of the Advance Facility Closing Reduction Amount and the Closing GS Interco Payable.

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing GS Interco Payable” means the amount payable by the Company to Seller or one or more of its Subsidiaries reflected in the line item “Intercompany Payable to GS” on the Closing Balance Sheet.

“Closing Modified Net Worth Amount” has the meaning set forth in Exhibit A.

“Closing Payment” means the Base Purchase Price plus the Estimated Adjustment Amount (which may be a positive or negative number).

“Closing Statement” has the meaning set forth in Section 2.04(a).

“COBRA” has the meaning set forth in Section 9.01(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company 401(k) Plan” has the meaning set forth in Section 9.01(c)(i).

“Company Employee” means any individual (excluding independent contractors and consultants and Company Transfer Employees) who, on the Closing Date, is: (i) actively employed (whether full- or part-time) by the Company or any of its Subsidiaries or (ii) on short-term or long-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing with respect to his or her employment with the Company or any of its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property that is owned and used or held for use by the Company or any of its Subsidiaries.

“Company Persons” means (i) Company Employees, (ii) Former Employees and (iii) their respective spouses and dependents to the extent any such spouse or dependent participates in any Litton Employee Plan or Seller Plan immediately prior to the Closing Date.

“Company Transfer Employees” means the individuals set forth in Section 9.01(d) of Seller Disclosure Schedule transferring to the Seller on or prior to Closing.

“Continuing Employees” means Company Employees and excludes Company Transfer Employees.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license, arrangement or other legally binding obligation whether written or oral (including each amendment, extension, exhibit, attachment, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto).

“Controlled Group Plan” means any Employee Plan subject to the joint and several liability provisions of Title IV of ERISA or section 430 of the Code and which or to which Seller or any other member of Seller’s “controlled group” (within the meaning of section 414 of the Code) sponsors or is obligated to contribute.

“Controlling Party” has the meaning set forth in Section 12.07(e).

“Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages (excluding contingent liabilities and, other than for purposes of Section 12.02(a), loss in value), demands, assessments, penalties, judgments, awards, payments, costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, defending or settling any Action or enforcing any right to indemnification under this Agreement), in each case (other than for purposes of claim for loss in value under Section 12.02(a)) that are due and payable (whether payable in cash, property or otherwise) (“Losses”), excluding (i) any consequential, special, punitive or speculative damages except to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement, (ii) any Loss that has been accrued or reserved against and is included in the final Closing Modified Net Worth Amount (to the extent of such accrual or reserve), (iii) any Loss arising from any operational, record keeping, procedural or other requirement (other than payment of money damages, fines or civil monetary penalties) imposed as a result of any Action, agreed to as part of the settlement of any Action or pursuant to any applicable Laws and (iv) any Loss attributable to the continuation by the Company or any of its Subsidiaries after the Closing of pre-Closing practices of the Company or its Subsidiaries or attributable to the Purchaser’s ownership or operation of the Company or its Subsidiaries.

“Criminal Third Party Claim” has the meaning set forth in Section 12.07(f).

“Custodial Account” means (i) each trust account maintained by the Company or any of its Subsidiaries, as servicer, pursuant to the Servicing Agreements, for the benefit of the applicable trustee and/or the applicable noteholders or certificateholders and (ii) any amounts deposited or maintained therein.

“Custodial Account Funded Advances” means, at any time, the aggregate amount of Servicer Advances of delinquent principal and interest payments on Mortgage Loans required under the related Servicing Agreements (whether defined as “P&I Advances,” “Monthly Advances,” “Delinquency Advances” or otherwise in the related Servicing Agreements), which the Company or one of its Subsidiaries, as servicer, has either funded or reimbursed using funds on deposit in the related Custodial Account that were held for distribution on a future distribution date, less all amounts paid by the Company or one of its Subsidiaries, as servicer, into such Custodial Accounts to reimburse such Custodial Accounts for amounts used to fund or reimburse such Servicer Advances.

“Data Tape” means the data tape, dated as of March 31, 2011, provided by Seller to Purchaser in computer tape form.

“Debt Financing” has the meaning set forth in Section 4.10.

“Debt Financing Commitments” has the meaning set forth in Section 4.10.

“Disclosure Schedules” has the meaning set forth in Section 13.11.

“Dispute Notice” has the meaning set forth in Section 2.04(b).

“Employee Plans” means as of the date hereof each material employment, consulting, bonus, retirement, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, change in control, termination pay, severance, post-retirement, loan or other employee benefit plan, agreement, arrangement or understanding.

“Environmental Laws” has the meaning set forth in Section 3.18(a).

“Equity Interests” means (i) with respect to any corporation, any and all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, including common stock and preferred stock, and (ii) with respect to any partnership or limited liability company, any and all partnership or limited liability company interests, units, participations or equivalents of partnership or limited liability company interests of such partnership or limited liability company, however designated, and, in each case, all securities convertible into or exchangeable for any of the equity interests described in clauses (i) and (ii) above, and all options, warrants and other rights to purchase or otherwise acquire from a Person any of the equity interests described in clauses (i) and (ii) above, including any equity appreciation or similar rights, contractual or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.02(b).

“Estimated Closing Company Repayment Amount” has the meaning set forth in Section 2.02(b).

“Estimated Shortfall Amount” has the meaning set forth in Section 2.02(b).

“Existing Group Health Plan” has the meaning set forth in Section 7.06(iii).

“Existing Seller Advance Facility Agreement” means the mortgage loan servicing advance credit facility agreement currently in effect between the Company and Goldman Sachs Bank USA, which agreement shall be terminated and repaid in full at the Closing.

“Extension Notice” has the meaning set forth in Section 5.03.

“Final Third Party Advance Facility Terms” means the proposed final terms and conditions of the Third Party Advance Facility, including advance rates, expected rating(s) and forms of documents in form substantially final enough to permit the delivery of indicative advance rates from the rating agency or agencies.

“Final Third Party Advance Facility Delivery Date” means the earlier of (i) the Rating Agency Levels Delivery Date and (ii) ten (10) Business Days prior to the expected Closing Date.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“Financing Break Fee” means the lesser of (i) $3,000,000 and (ii) the aggregate amounts payable by Purchaser under clause (a)(ii) of the fourth paragraph of the Debt Commitment Letters for the Third Party Advance Facility.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitments or alternative debt financings in connection with the transactions contemplated hereby, including Barclays Bank PLC and certain of its Affiliates, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in any such financing and their permitted successors and assigns.

“Former Employee” means an individual who, on the Closing Date, is a former employee of the Company or any of its Subsidiaries.

“Full Seller Advance Facility” means the arrangements for the financing by Goldman Sachs Bank USA (or an affiliate thereof whose funding obligations are guaranteed by The Goldman Sachs Group, Inc.) of all of the Company’s Servicer Advances to be effective at the Closing on substantially the terms set forth on Exhibit B, if such Facility is to be used at the Closing as contemplated by Section 7.06.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Governmental Authority” means any federal, state, local, municipal or foreign government (including any political or other subdivision or judicial, legislative, executive, regulatory or administrative entity, branch, agency, department, board, bureau, commission, authority or other body of any of the foregoing), and any court, tribunal or arbitrator of competent jurisdiction, whether domestic, foreign or multinational, and any domain name registrar or domain name dispute resolution provider, and the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, Government National Mortgage Association and the Federal Home Loan Banks).

“GS Servicing Agreement” means the Second Amended and Restated Servicing Agreement between Goldman Sachs Mortgage Company and Litton Loan Servicing LP, dated as of October 1, 2008, as amended from time to time.

“HAMP” means the Home Affordable Modification Program created under the Emergency Economic Stabilization Act of 2008.

“Hazardous Substance” has the meaning set forth in Section 3.18(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) any indebtedness for borrowed money, whether secured or unsecured, or issued or incurred in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, guarantee, or other debt securities or similar instruments for the payment of which such Person is responsible or liable, or any liabilities in respect of mandatorily redeemed or purchasable Equity Interests or securities convertible into Equity Interests, (iii) any obligations as lessee under capital leases, (iv) obligations under conditional sale or other title retention agreement relating to property purchased by such Person, (v) any guaranty of any of the foregoing (including with respect to any third party), (vi) any and all obligations, whether issued or assumed, contingent or otherwise with respect to the deferred purchase price of equity interests, assets, or any other property, including in the form of unpaid earn-outs, (vii) all other obligations of such Person that are required to be reflected as debt obligations of such Person in accordance with GAAP, (viii) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, and (ix) any fees, penalties, premiums, “breakage” costs or similar payments (in the case of repayment, prepayments, termination or otherwise) or any accrued and unpaid interest with respect to any of the foregoing.

“Independent Arbiter” has the meaning set forth in Section 2.04(c).

“Insurer” means any Person who insures or guarantees (i) all or any portion of the risk of loss upon the obligor’s default on any Mortgage Loan or (ii) against hazard, flood, earthquake, title or other risk of loss, including a Government Authority, any certificate guarantee insurer, any provider of PMI and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan and any successor thereto.

“Intellectual Property” means any and all rights in and to (i) patents, patent applications, and documented unpatented invention disclosures, (ii) trademarks, service marks, trade names, trade dress, slogans, domain names and other indicia of origin, and the goodwill associated with any of the foregoing (“Trademarks”), (iii) copyrights (whether or not registered), copyrightable works (in published or unpublished form), rights in databases and data collections and compilations, (iv) proprietary information and trade secrets, (v) software, computer programs and applications (including all source code and object code), models, methodologies, program interfaces, internet and intranet websites (including data and collections of data), and technical information, (vi) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world and (vii) registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation, media and embodiments of, describing or relating to the foregoing.

“Intercompany Indebtedness” means all Indebtedness owed by, or to, the Company or any of its Subsidiaries, on the one hand, and Seller or its Affiliates (other than the Company and its Subsidiaries), on the other hand, with the exception of any Indebtedness arising from the Existing Seller Advance Facility Agreement or that is reflected in the Closing GS Interco Payable.

“Interim Financial Statements” has the meaning set forth in Section 3.07(a).

“Investor” means, with respect to each Mortgage Loan serviced under a Serving Agreement, any trust or private investor, as applicable, which owns such Mortgage Loan serviced under a Servicing Agreement.

“IO Strips” means those certificated servicing strips identified in Exhibit 1.01(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of (i) with respect to Seller, any person listed in Section 1.01(a) of the Seller Disclosure Schedule and (ii) with respect to Purchaser, any person listed in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, judgment, order, writ, injunction, ruling, decree or other requirement of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Leases” has the meaning set forth in Section 3.14(b).

“Liability” means any liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent.

“Licensed Intellectual Property” has the meaning set forth in Section 3.16(b).

“Lien” means any security interest, pledge, mortgage, lien (including liens imposed by Law, such as but not limited to, mechanics’ liens), charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, voting or other restriction, easement, right of first refusal, encumbrance, right of way or other encumbrance of any kind, whether voluntarily incurred, pursuant to a Contract, or arising by operation of law or otherwise, other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Litton Employee Plan” has the meaning set forth in Section 3.12(a)(i).

“Loans” means any loan, loan agreement, note, borrowing arrangement or extension of credit, including letters of credit, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Loss Sharing Claim” means any claim, whenever made, by any third party against any Seller Indemnified Party or any Purchaser Indemnified Party resulting from or arising out of any act or omission in actual or alleged breach or violation of Law, Permits, Orders or Contract (other than this Agreement or any Ancillary Agreement) by the Company or any of its Subsidiaries prior to Closing, in each case in connection with the performance by the Company or any of its Subsidiaries of its obligations under the Servicing Agreements (not excluding any relevant matters set forth in Sections 3.10 (to the extent not specifically included in the definition of “Retained Liability”) and 3.11 of the Seller Disclosure Schedule); provided, however, that Loss Sharing Claims shall not include (i) any claim made under an Ancillary Agreement or (ii) any Retained Liability.

“Material Adverse Effect” means any effect, change or set of facts that individually or in the aggregate with other effects, changes or sets of facts, has had a material adverse effect on the business, properties, assets, liabilities, operations, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries, taken as a whole; provided, however, that any such effect, change or set of facts resulting or arising from any of the following matters will not be considered when determining whether a Material Adverse Effect has occurred: (i) any conditions in the United States general economy, the housing or mortgage market or the mortgage servicing industry; (ii) political conditions including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iii) any conditions resulting from natural disasters; (iv) compliance by Seller with its covenants and agreements contained in this Agreement; (v) the failure of the financial or operating performance of the Company and its Subsidiaries, taken as a whole, to meet internal projections or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for any failure to meet such projections or budgets may be considered); (vi) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser; (vii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser (including any employee departures); (viii) changes in any Laws or GAAP or any initiatives of Governmental Authorities; (ix) any increases or decreases in Servicing Advances or Indebtedness under the Existing Seller Advance Facility Agreement; (x) settlements or agreements entered into between one or more mortgage servicers, on the one hand, and Governmental Authorities, on the other; or (xi) any development related to litigation, regulatory matters or compliance with Law, Orders or Permits that is adverse to the Company and its Subsidiaries (except for unforeseen regulatory action directed exclusively against the Company (the substance of which is not also directed at other Mortgage Loan servicers, whether or not supervised by the same Governmental Authorities as the Company) that materially and adversely restricts the Company’s long-term ability to perform its obligations under its servicing agreements); provided, further, that with respect to clauses (i), (ii) or (iii) above such effect, change or set of facts shall be considered to the extent that it materially and disproportionately affects the Company or any of its Subsidiaries as compared to other mortgage servicers similar to that of the Company and its Subsidiaries.

“Material Contract” has the meaning set forth in Section 3.17(a).

“Minimum Conforming Third Party Advance Facility Terms” means the terms of the Third Party Advance Facility set forth in Exhibit C, the satisfaction of the Rating Agency Levels Condition (as defined therein) and the terms with respect to a “Bridge Refinancing” set forth in Exhibit B.

“Mortgage Loan” means any residential mortgage loan or other extension of credit secured by a Lien on real property of an obligor, including the related REO.

“Non-Controlling Party” has the meaning set forth in Section 12.07(e).

“Order” means any applicable order, judgment, ruling, injunction, assessment, award, decree, writ, temporary restraining order, or any other order of any nature enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken in the ordinary course of business that is consistent with the past custom and practices of such Person prior to the date of this Agreement (including with respect to quantity and frequency).

“Overhead and Shared Services” means ancillary or corporate shared services that are provided by Seller or its Affiliates (other than the Company and its Subsidiaries) to the Company or any Subsidiary of the Company including travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer/telecommunications maintenance and support services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, telephone/online connectivity services, accounting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services and customs and excise services.

“Parent(s)” has the meaning set forth in the Recitals.

“Partial Seller Advance Facility” means the arrangements for the financing by Goldman Sachs Bank USA (or an affiliate thereof whose funding obligations are guaranteed by The Goldman Sachs Group, Inc.) of a portion of the Company’s Servicer Advances to be effective at the Closing on substantially the terms set forth on Exhibit B, if such Facility is to be used at the Closing as contemplated by Section 7.06.

“Parties” has the meaning set forth in the Preamble.

“Partnership Interests” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.11(b).

“Permitted Liens” means: (i) Liens that relate to Taxes imposed upon the Company or any of its Subsidiaries that (A) are not yet due and payable or that (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (ii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon the Company or any of its Subsidiaries arising or incurred in the Ordinary Course of Business if either the underlying obligations are not more than 30 days past due or if such lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (iv) the effect of zoning, entitlement and other similar land use restrictions and Environmental Laws; (v) imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, in each case not materially interfering with the ordinary conduct of the business or the use or value of the property or assets affected; and (vi) any utility company rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Leased Real Property or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any Leased Real Property; provided, however, that in the case of clauses (iv) through (vi), none of the foregoing materially interfere with the use or occupancy of such Real Property.

“Person” shall be construed as broadly as possible to mean any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, association, trust, firm or other entity or organization, including any Governmental Authority.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Pre-Closing Claims” has the meaning set forth in Section 6.04.

“Pre-Closing Integration” has the meaning set forth in Section 5.02.

“Pre-Closing Loss Sharing Claim Payment” means any Covered Loss incurred by Seller or its Subsidiaries following the date hereof and prior to Closing in respect of Loss Sharing Claims, other than Loss Sharing Reserves.

“Post-Closing Straddle Period” has the meaning set forth in Section 8.03(a).

“Post-Closing Tax Period” means all taxable periods ending after the Closing Date.

“Pre-Closing Straddle Period” has the meaning set forth in Section 8.03(a).

“Pre-Closing Tax Period” means all taxable periods (including any short taxable year of the Company that will end on the Closing Date) ending on or before the Closing Date.

“Property VIII LLC” means Property VIII LLC, a Delaware limited liability company.

“Purchaser Group Health Plan” has the meaning set forth in Section 7.06(iii).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Purchase Price Cap” shall mean the Base Purchase Price, as adjusted pursuant to Exhibit A for the UPB Adjustment Amount, the Delayed Closing Multiple Adjustment Amount and the Advance Ratio Multiple Adjustment Amount.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller prior to the execution and delivery of this Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 4.08.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (Organization), 4.02 (Authority; Enforceability) and 4.07 (Brokers).

“Purchaser Indemnified Parties” has the meaning set forth in Section 12.02.

“Purchaser Required Regulatory Approvals” has the meaning set forth in Section 4.04(a).

“Rating Agency Levels Delivery Date” has the meaning set forth in Exhibit C.

“Real Property” means the Leased Real Property excluding, for the avoidance of doubt, any REO.

“Related Escrow Accounts” means all funds held by the Company and its Subsidiaries in respect of the Mortgage Loans (other than the Custodial Accounts) for the benefit of the mortgagors, including all buy-down funds, tax and insurance funds and other escrow and impound amounts and similar charges (including interest accrued thereon held for the benefit of the mortgagors).

“REO” means any real property, together with any improvements thereon, securing a Mortgagor’s indebtedness under a mortgage loan that was acquired as a result of the foreclosure, liquidation or other termination or settlement of such mortgage loan.

“Representatives” means, with respect to any Person, the officers, directors, employees, advisors, agents, consultants, accountants, attorneys, investment bankers, prospective bank lenders (and representatives or advisors of such prospective bank lenders) or other representatives of such Person.

“Required Third Party Consents” has the meaning set forth in Section 3.04(b).

“Resigning Persons” has the meaning set forth in Section 2.03(c)(iv).

“Resolution Date” has the meaning set forth in Section 2.04(e).

“Retained Liability” means any Covered Loss to the extent relating to the Company’s or its Subsidiaries’ pre-Closing foreclosure or servicing practices:

(a)         constituting fines or civil monetary penalties (including any out of pocket payments made by the Company or any of its Subsidiaries in respect of any Mortgage Loan modification providing for a reduction of any portion or all of the outstanding unpaid principal balance (a “Principal Reduction Modification”) required pursuant to matters described in clauses (i) and (ii) below (a “Principal Reduction Penalty”)) to be paid to any Governmental Authority or to any other Person as directed or instructed by any Governmental Authority under (i) the Proposed Settlement Terms dated March 3, 2011 of the Attorneys General of the 50 States or any other settlement on substantially the same terms as the Proposed Settlement Terms that is entered into with one or more Attorneys General within 12 months of the Closing Date (or, if earlier, September 1, 2012) or (ii) any consent order of the Federal Reserve Bank, Office of Thrift Supervision, Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, or the New York State Banking Department (or similar Action by the Federal Trade Commission initiated prior to the Closing against the Company or any of its Subsidiaries), in each case, on substantially the same terms as those set forth in the consent orders issued by U.S. federal banking regulators to certain mortgage servicers and their Affiliates on April 13, 2011, if applicable; provided, however, that in no event shall Principal Reduction Penalties include any such out-of-pocket payments made to any Person other than such payments made to a Governmental Authority identified in clauses (i) or (ii) above or, directly or indirectly (such as through a fund or similar vehicle) for the benefit of a mortgagor who is a beneficiary of a Principal Reduction Modification; and

(b)         resulting from each of the items set forth in Section 1.01(b) of the Seller Disclosure Schedule.

“Securitization Transaction” means any transaction subject to agreements under which ownership of Mortgage Loans or other assets or interests in such assets are represented by securities such as “Mortgage Backed Securities” transactions and “Collateralized Bond Obligations” transactions.

“Securities Act” has the meaning set forth in Section 4.06.

“Securitization Entity” means a special purpose entity pursuant to which a Securitization Transaction is executed.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to the execution and delivery of this Agreement.

“Seller Employee” means any individual who, on the Closing Date, is (i) actively employed (whether full- or part-time) by Seller or its Affiliates (other than the Company and its Subsidiaries), (ii) on short-term or long-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing with respect to his or her employment with Seller or its Affiliates (other than the Company and its Subsidiaries).

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Organization), 3.02 (Authority; Enforceability), 3.05 (Ownership of Partnership Interests and IO Strips), 3.06(a) (Subsidiaries) and 3.20 (Brokers).

“Seller Indemnified Parties” has the meaning set forth in Section 12.03.

“Seller Plan” means any Employee Plan sponsored by Seller or an Affiliate of Seller, other than the Company or any of its Subsidiaries, in which employees of the Company or any of its Subsidiaries participate.

“Seller Parties” means Seller and any of the Affiliates of Seller (including, the Parents and GS & Co).

“Seller Required Regulatory Approvals” has the meaning set forth in Section 3.04(a).

“Senior Corporate Facility” has the meaning set forth in Section 4.10.

“Servicer Advance” means (i) any advance in respect of real estate taxes and assessments, or of hazard, flood or primary mortgage insurance premiums, required to be paid by or on behalf of the related mortgagor under the terms of the related Mortgage Loan made by the Company or its applicable Subsidiary under the applicable Servicing Agreement and (ii) all “Servicing Advances,” “P&I Advances” and “Monthly Advances” (each as defined in the applicable Servicing Agreement, as applicable, or any other similar term therein) or other advances in respect of principal or interest payable on a Mortgage Loan made by the Company or its applicable Subsidiary under the applicable Servicing Agreement.

“Servicing Agreement” any Contract pursuant to which the Company or its Subsidiaries performs mortgage loan servicing.

“Servicing Transfer” has the meaning set forth in Section 5.05.

“Shared Loss Cap” means an amount equal to fifty percent (50%) of the Purchase Price Cap.

“Shortfall Amount” means the sum of any shortfalls net of excess amounts (expressed as a positive number), if any, contained in the Custodial Accounts and Related Escrow Accounts as of the Closing Date, other than any shortfalls in the Custodial Accounts as of the Closing Date resulting from the use by or on behalf of the Company or its Subsidiaries of funds on deposit in such Custodial Accounts in respect of any Custodial Account Funded Advances. A “shortfall” in any Custodial Account or Related Escrow Account on any date means the amount by which amounts required to be on deposit therein pursuant to the related Servicing Agreement exceeds the amount on deposit therein.

“Straddle Period” has the meaning set forth in Section 8.03(a).

“Subordinated Notes” means the “Subordinate Term Notes” and “Subordinate VFNs” issued by the trust contemplated by the Third Party Advance Facility having the terms set forth for such Notes in Exhibit C.

“Subsidiary” of any Person means another Person (a) an amount of the Equity Interests, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the Equity Interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person or (b) the accounts of which would be consolidated with and into those of the first Person in such first Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Tax” means all taxes, fees, levies or other assessments imposed by a Taxing Authority, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll and franchise taxes, and such term will include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments.

“Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit, or any other credit or Tax attribute which could reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding, or other investigation or dispute involving Taxes.

“Tax Returns” means any return, report or information return required to be filed with any Taxing Authority in connection with Taxes, and any supplement, schedule or amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 11.01(b).

“Termination Notice” has the meaning set forth in Section 5.03.

“Texas Lease” has the meaning set forth in Section 5.03.

“Third Party Advance Facility” means the arrangements for the financing by the lenders named in Exhibit C of a portion of the Company’s Servicer Advances to be effective at the Closing or after Closing as described in Section 7.06(d) hereof, on substantially the terms set forth in Exhibit C, or for a “Syndicated Facility” (as defined in Exhibit C) with the lenders named in Exhibit C as sole placement agents, substantially similar to the “Bridge Refinancing” as defined in Exhibit C.

“Third Party Claim” has the meaning set forth in Section 12.07(a).

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 8.02(e).

“Transition Services Agreement” means the transition services agreement to be entered into between Seller or one of its Affiliates and the Company as of the Closing Date, substantially in the form of Exhibit D; provided, however, that prior to Closing, Seller may elect not to receive one or more of the services set forth in Schedule A to the Transition Services Agreement, and in such case, Schedule A to the Transition Services Agreement shall be modified by the Parties to reflect such election.

“UPB” has the meaning set forth in Section 5.05(a).

1.02           Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement will also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the Preamble to this Agreement. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

II.           PURCHASE AND SALE

2.01           Purchase and Sale. At the Closing, Seller shall cause (a) Parents to sell, convey, assign, transfer and deliver the Partnership Interests and (b) GS & Co to sell, convey, assign, transfer and deliver the IO Strips, in each case, to Purchaser (or, in the case of the general partnership interests portion of the Partnership Interests, its designee), free and clear of any Liens other than those arising from acts of Purchaser (or its designee as noted above) or its Affiliates, and Purchaser shall purchase, acquire and accept (i) from the Parents all of the Parents’ respective right, title and interest in and to the Partnership Interests and (ii) from GS & Co all of GS & Co’s right, title and interest in and to the IO Strips, in each case, for the Purchase Price.

2.02           Purchase Price.

(a)         Subject to the terms and conditions of this Agreement, in consideration for the transfer of the Partnership Interests and the IO Strips to Purchaser, in accordance with Section 2.01, Purchaser shall pay to Seller the amount of cash equal to the Base Purchase Price plus the Adjustment Amount, as finally determined in accordance with Section 2.04 (the “Purchase Price”), less the Shortfall Amount as finally determined in accordance with Section 2.04.

(b)         Seller shall prepare and deliver to Purchaser, not less than five (5) Business Days before the Closing Date, a written statement and calculation (with reasonable supporting detail with respect thereto) setting forth a good faith estimate as of the Closing Date (except with respect to the Shortfall Amount, which shall be as of the most recent date on which the Company reconciled balances in Custodial Accounts and Related Escrow Account) of (i) the Adjustment Amount (the “Estimated Adjustment Amount”) and the Closing Payment (ii) the Closing Company Repayment Amount (the “Estimated Closing Company Repayment Amount”) and (iii) the Shortfall Amount (the “Estimated Shortfall Amount”).

(c)         Seller will use commercially reasonable efforts to cause the Company and its Subsidiaries to dividend and/or distribute all cash and cash equivalent amounts on their respective balance sheets prior to Closing, so that immediately prior to Closing the consolidated cash and cash equivalent balance of the Company and its Subsidiaries shall not exceed $50,000,000; provided, that in no event shall such balance exceed $70,970,000.

2.03           Closing; Closing Deliveries and Actions.

(a)         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (New York City time) on (i) the fifth (5th) Business Day following the day on which the conditions set forth in Article X to be fulfilled or waived are fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), except if such Business Day would be the first or last Business Day of a calendar month, in which case the Closing will take place on the next following Business Day that is not the first or last Business Day of a calendar month, or (ii) at such other date or place as Purchaser and Seller may agree in writing (the date on which the Closing occurs, the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Partnership Interests will transfer to Purchaser at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of 12:01 a.m. (Eastern Time) on the Closing Date.

(b)         Deliveries by Purchaser at the Closing. Without limiting Article X of this Agreement, at the Closing, Purchaser will deliver, or cause to be delivered, to Seller or, in the case of clause (ii), the Company, the following:

(i)           the Closing Payment less the Estimated Shortfall Amount, by wire transfer of immediately available funds to an account or accounts which have been designated by Seller to Purchaser in writing no later than two (2) Business Days prior to the Closing;

(ii)          the Estimated Closing Company Repayment Amount, by wire transfer of immediately available funds to an account or accounts which have been designated by Seller or the Company to Purchaser in writing no later than two (2) Business Days prior to the Closing;

(iii)         the certificate to be delivered by Purchaser pursuant to Section 10.03(c);

(iv)         a counterpart of each of the Ancillary Agreements to which Purchaser or any Affiliate of Purchaser is a party, executed by Purchaser or such Affiliate, as applicable, to the extent not delivered prior to Closing; and

(v)          such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)         Deliveries by Seller at the Closing. Without limiting Article X of this Agreement, at the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:

(i)           evidence reasonably satisfactory to Purchaser of the sale and transfer at the Closing to Purchaser (or its designee in the case of the general partnership interests portion of the Partnership Interests) of the Partnership Interests;

(ii)          the certificate to be delivered by Seller pursuant to Section 10.02(c);

(iii)         a counterpart of each of the Ancillary Agreements to which Seller, the Company or any Affiliate of Seller is a party, executed by Seller, the Company or such Affiliates, as applicable, to the extent not delivered prior to Closing;

(iv)        written resignations of those Persons who are officers or directors of the Company or any of its Subsidiaries that are primarily employees of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), as set forth in Section 2.03(c)(iv) of the Seller Disclosure Schedule (“Resigning Persons”);

(v)          a certificate signed by Seller dated as of the Closing Date, in the form required by the Treasury Regulations issued under Section 1445 of the Code, to the effect that Seller is not a foreign person for purposes of Section 1445 of the Code;

(vi)         the IO Strips; and

(vii)        such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

2.04           Purchase Price Adjustment.

(a)         Within sixty (60) calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller a written statement (the “Closing Statement”) including the Closing Balance Sheet and setting forth Purchaser’s calculation of (i) the Adjustment Amount (including the components thereof) and the final Purchase Price calculated in accordance with Section 2.02(a), (ii) the Closing Company Repayment Amount, which calculations shall be consistent with the principles and methodologies described in Exhibit A and (iii) the Shortfall Amount.

(b)         Seller shall have forty-five (45) calendar days following receipt of the Closing Statement to review the preparation and confirm the accuracy of the Closing Statement. Upon reasonable advance notice, Purchaser shall give, and shall cause its Representatives to give, Seller and its accountants reasonable access, during normal business hours, to such books, records (including all documents, schedules and workpapers used by Purchaser in the preparation of the Closing Statement) and personnel of the Company and its Subsidiaries and their respective accountants as may be reasonably necessary to enable Seller to review the preparation and confirm the accuracy of the Closing Statement and throughout the periods during which any disputes arise under this Section 2.04(b) are being resolved. Seller may, on or prior to the 45th calendar day following receipt of the Closing Statement, deliver a notice to Purchaser setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). Matters as to which Seller may submit disagreements (and the Dispute Notice) shall be limited to whether the Closing Statement delivered by Purchaser was accurate and whether the Adjustment Amount, the Closing Company Repayment Amount or the Closing Date Shortfall Amount was properly calculated on the basis set forth herein and Seller shall not be entitled to submit disagreements on any other basis. Matters included in the calculations in the Closing Statement to which Seller does not object in the Dispute Notice shall be deemed accepted by Seller and shall not be subject to further dispute or review. If no Dispute Notice is received by Purchaser in relation to the Closing Statement on or prior to the 45th calendar day following Seller’s receipt of the Closing Statement, the Closing Statement prepared by Purchaser and delivered to Seller shall become the final Closing Statement.

(c)         If Seller delivers to Purchaser a Dispute Notice on or prior to the 45th calendar day following Seller’s receipt of the Closing Statement, then Purchaser and Seller shall negotiate in good faith to resolve any disputes in such Dispute Notice. If Purchaser and Seller agree on all disputes in such Dispute Notice, then the Closing Statement, as modified by such agreement of Seller and Purchaser, shall be used to determine the payments pursuant to paragraphs (f), (g) and (h) of this Section 2.04. If Purchaser and Seller are unable to resolve any disagreement within fifteen (15) calendar days after delivery of a Dispute Notice, Purchaser and Seller shall jointly select a partner at a mutually agreeable accounting firm to resolve such disagreement. If Purchaser and Seller are unable to reach agreement on the identity of such a partner within ten (10) calendar days after the expiration of such 15-day period, either Party may request that a partner at a nationally recognized accounting firm be appointed by the American Arbitration Association. The individual so selected shall be referred to herein as the “Independent Arbiter.” The Parties shall instruct the Independent Arbiter to consider only those items and amounts set forth in the Closing Statement as to which Purchaser and Seller have not resolved their disagreement.

(d)         Purchaser and Seller shall cooperate with one another and the Independent Arbiter to resolve the issues set forth in the Dispute Notice no later than fifteen (15) calendar days following the date of the Independent Arbiter’s retention so that the Independent Arbiter may deliver to Seller and Purchaser a report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the Adjustment Amount, the Closing Company Repayment Amount and/or the Shortfall Amount. With respect to each disputed account, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Closing Statement or Seller in the Dispute Notice with respect to such disputed account. For the avoidance of doubt, the Independent Arbiter shall not review any accounts or make any determination with respect to any matter other than those matters specifically set forth in the Dispute Notice that remain in dispute. The fees, expenses and costs of the Independent Arbiter for the services described herein with respect to the Adjustment Amount shall be shared equally by the Parties. During the review by the Independent Arbiter, the Parties shall each make available to the Independent Arbiter such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Arbiter to fulfill its obligations under this Section 2.04(d). The Closing Statement, as modified by the Adjustment Report, shall become the final Closing Statement and shall be used to determine the payments pursuant to paragraphs (f), (g) and (h) of this Section 2.04. The Adjustment Report shall be final and binding upon Purchaser and Seller, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction. For the avoidance of doubt, the Adjustment Report shall be nonappealable and incontestable and not subject to collateral attack for any reason (other than manifest error).

(e)         Effective upon the end of the 45-day period following Seller’s receipt of the Closing Statement (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the Parties hereto or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered and the Parties do not resolve the matters set forth therein) (the “Resolution Date”), the Closing Statement shall be adjusted (as described above) to the extent necessary to reflect the final resolution of any disputed items in accordance with this Agreement.

(f)         If the Purchase Price as finally determined in accordance with this Section 2.04 is (i) greater than the Closing Payment, Purchaser shall pay to Seller an amount equal to such difference, or (ii) less than the Closing Payment, Seller shall pay to Purchaser an amount equal to such difference, in either case, by wire transfer, within three (3) Business Days after the Resolution Date, of immediately available funds to an account designated by the Party receiving payment, plus interest on such amount accrued from the Closing Date to the date of payment at the prime rate applicable from time to time as announced by Citibank, N.A. Such interest shall be calculated daily on the basis of a 365-day calendar year and the actual number of days elapsed. For the avoidance of doubt, if the difference between the Purchase Price as finally determined in accordance with this Section 2.04 and the Closing Payment is equal to $0.00, no payment shall be made by either Party pursuant to this Section 2.04(f).

(g)         If the Closing Company Repayment Amount as finally determined in accordance with this Section 2.04 is (i) greater than the Estimated Closing Company Repayment Amount, Purchaser shall cause the Company to pay to Seller (or its designee) an amount equal to such difference, or (ii) less than the Estimated Closing Company Repayment Amount, Seller shall (or shall cause its relevant designee to) pay to the Company an amount equal to such difference, in either case, by wire transfer, within three (3) Business Days after the Resolution Date, of immediately available funds to an account designated by the party receiving payment, plus interest on such amount accrued from the Closing Date to the date of payment at the prime rate applicable from time to time as announced by Citibank, N.A. Such interest shall be calculated daily on the basis of a 365-day calendar year and the actual number of days elapsed. For the avoidance of doubt, if the difference between the Closing Company Repayment Amount as finally determined in accordance with this Section 2.04 and the Estimated Closing Company Repayment Amount is equal to $0.00, no payment shall be made by either Party pursuant to this Section 2.04(g).

(h)         If the Shortfall Amount as finally determined in accordance with this Section 2.04 is (i) greater than the Estimated Shortfall Amount, Seller shall (or shall cause its relevant designee to) pay to Purchaser an amount equal to such difference, or (ii) less than the Estimated Shortfall Amount, Purchaser shall cause the Company to pay to Seller (or its designee) an amount equal to such difference, in either case, by wire transfer, within three (3) Business Days after the Resolution Date, of immediately available funds to an account designated by the party receiving payment, plus interest on such amount accrued from the Closing Date to the date of payment at the prime rate applicable from time to time as announced by Citibank, N.A. Such interest shall be calculated daily on the basis of a 365-day calendar year and the actual number of days elapsed. For the avoidance of doubt, if the difference between the Shortfall Amount as finally determined in accordance with this Section 2.04 and the Estimated Shortfall Amount is equal to $0.00, no payment shall be made by either Party pursuant to this Section 2.04(h).

III.           REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedule:

3.01           Organization.

(a)         Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)         Each Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah.

(c)         GS & Co is a limited partnership duly formed, validly existing and in good standing under the laws of the State of New York.

(d)         The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign partnership in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company.

3.02           Authority; Enforceability. Seller has all necessary power and authority to execute and deliver, consummate the transactions contemplated by and to perform its obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).

3.03           Non-Contravention. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby and the compliance by Seller with the terms and conditions hereof, does not (a) conflict with or violate the organizational or governing documents of Seller, either Parent, GS & Co, the Company or any Subsidiary of the Company, (b) assuming that all Seller Required Regulatory Approvals have been obtained or made, as applicable, conflict with or violate any Law or Order applicable to Seller, either Parent, GS & Co, the Company or any Subsidiary of the Company, or (c) assuming that all Required Third Party Consents have been obtained or made, as applicable, result in any breach or violation of or constitute a default (or an event which with notice would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, modification, amendment or acceleration of (whether after the filing of notice or otherwise), or require any notice under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company or any Subsidiary of the Company pursuant to any Contract or Permit of Seller, either Parent, GS & Co, the Company or any of any Subsidiary of the Company, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not, in the case of clause (b) or (c), reasonably be expected to be material to the Company.

3.04           Consents and Approvals.

(a)         Section 3.04(a) of the Seller Disclosure Schedule sets forth each material consent, waiver, authorization, notice, approval, registration, license, qualification or other filing that is required to be obtained from, or to be given to, any Governmental Authority in connection with the execution, delivery or performance by Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby, other than those that may be required solely by reason of Purchaser’s participation in the transactions contemplated hereby and thereby. The consents, waivers, authorizations, notices, approvals, registrations, licenses, qualifications or other filings listed on Section 3.04(a) of the Seller Disclosure Schedule are referred to herein as the “Seller Required Regulatory Approvals.”

(b)         Section 3.04(b) of the Seller Disclosure Schedule sets forth each consent, waiver, authorization, approval, registration, license, qualification or other filing that is required to be obtained from, or, to Seller’s Knowledge, notice to be given to, any Person party to a Material Contract, Lease, a contract in respect of Licensed Intellectual Property or a Servicing Agreement of the Company or any Subsidiary of the Company in connection with the execution, delivery or performance by Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby. The consents, waivers, authorizations, notices, approvals, registrations, licenses, qualifications or other filings listed on Section 3.04(b) of the Seller Disclosure Schedule are referred to herein as the “Required Third Party Consents”.

3.05           Ownership of Partnership Interests and IO Strips. Seller has provided Purchaser with a true and complete copy of the limited partnership agreement of the Company. Parents are the only legal and beneficial owners of the Partnership Interests and GS & Co is the sole legal and beneficial owner of the IO Strips, in each case free and clear of all Liens other than, in the case of the IO Strips, Liens that will be released prior to Closing. Except with respect to the transactions contemplated by this Agreement, No Seller Party is a party to any Contract relating to (a) the issuance, sale, purchase, return or redemption of all or any part of the Partnership Interests, (or securities convertible into or exchangeable for any Partnership Interests) or (b) the sale, disposition, transfer, conveyance or imposition of the IO Strips. There are no outstanding subscriptions, options, warrants, calls, puts, convertible or exchangeable securities, conversion rights or other Contracts of any nature to which any of the Seller Parties is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests of the Company or any securities or obligations convertible into or exchangeable for Equity Interests of the Company or to grant, extend or enter into any such option, warrant, call, put, convertible security or other Contract. There are no capital appreciation rights, phantom equity rights or plans, securities with participation rights or features, rights entitling any Person to acquire or receive from the Company any Partnership Interests or Equity Interests of the Company, or similar obligations and commitments of the Company. There are no voting trusts, equityholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Partnership Interests.

3.06           Subsidiaries; Indebtedness.

(a)         Section 3.06(a) of the Seller Disclosure Schedule lists for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation; (ii) the Equity Interests in such Subsidiary that are authorized and (iii) the number of Equity Interests that are issued and outstanding, the names of the holders thereof, and the number of Equity Interests held by each such holder. All issued and outstanding Equity Interests in each of any Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are not subject to or issued in violation of any purchase option, call option, voting trust agreement, proxy, right of first refusal, preemptive right or subscription right or organizational documents of such Subsidiary or any Contract to which any of the Seller Parties is a party or otherwise bound. All of the outstanding Equity Interests in each Subsidiary of the Company are solely owned, directly or indirectly, by the Company. Seller has furnished or made available to Purchaser correct and complete copies of the organizational documents (and all amendments and modifications thereto) of each of any Subsidiary of the Company. There are no outstanding subscriptions, options, warrants, calls, puts, convertible or exchangeable securities, conversion rights or other Contracts of any nature to which the Company or any of its Subsidiaries is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests of any Subsidiary of the Company or any securities or obligations convertible into or exchangeable for Equity Interests of any such Subsidiary or to grant, extend or enter into any such option, warrant, call, put, convertible security or other Contract. There are no capital appreciation rights, phantom equity rights or plans, securities with participation rights or features, rights entitling any Person to acquire or receive from any of the Subsidiaries of the Company any Equity Interests, or similar obligations and commitments, of the Subsidiaries of the Company. Except for this Agreement and the restrictions set forth on Section 3.06(a) of the Seller Disclosure Schedule, there are no voting trusts, equityholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Equity Interests of the Subsidiaries of the Company.

(b)         With the exception of Equity Interests in Subsidiaries of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Interests, joint venture interest or other equity interest in any Person. There are no Contracts that require the Company or any of its Subsidiaries to make any material investments (in the form of a loan, capital contribution or otherwise) in any Person.

(c)         Except as set forth in Section 3.06(c) of the Seller Disclosure Schedules, the Company and its Subsidiaries have no Indebtedness as of the date hereof.

3.07           Financial Statements.

(a)         Section 3.07(a) of the Seller Disclosure Schedule sets forth a true, complete and correct copy of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of operations, partners’ equity and cash flows of the Company and its Subsidiaries for the years then ended, together with the notes thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2011 and the related unaudited consolidated statement of financial condition of the Company and its Subsidiaries for the three months then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)         The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis as at the dates and for the periods presented and present fairly, in all material respects, the financial position and the results of operations and (in the case of the Audited Financial Statements) changes in cash flows of the Company on a consolidated basis as at the dates and for the periods presented subject, in the case of the Interim Financial Statements, to normal year end audit adjustments and the absence of footnotes (that, if present, would not materially differ from those presented in the Audited Financial Statements) and statements of partners’ equity and cash flows.

(c)         The Company and its Subsidiaries have no Liabilities of the nature required to disclosed in a balance sheet prepared in accordance with GAAP, except for Liabilities reflected or reserved against in the balance sheets included in the Financial Statements and Liabilities incurred in the Ordinary Course of Business since the date of the Interim Financial Statements.

(d)         The Company and its Subsidiaries are not nor at any time have been the subject of any bankruptcy proceedings, whether voluntary or involuntary, or has made an assignment of its assets for the benefit of any creditor or otherwise.

(e)         Section 3.07(e) of the Seller Disclosure Schedule sets forth a true, complete and correct detailed breakdown as of May 31, 2011 of the specific accruals and reserves for Liabilities (prepared in accordance with GAAP applied in a consistent basis with the Financial Statements) with respect to the Company and its Subsidiaries which are set forth in more aggregate form in the Interim Financial Statements.

(f)         Section 3.07(f) of the Seller Disclosure Schedule sets forth a true, complete and correct breakdown as of the date hereof of (i) reserves for litigation Liabilities (but not including legal fees) prepared in accordance with GAAP applied in a consistent basis with the Financial Statements and (ii) reserves for servicer Liabilities prepared in accordance with GAAP applied in a consistent basis as the Financial Statements, in each case, with respect to the Company and its Subsidiaries.

3.08           Absence of Certain Changes. During the period from December 31, 2010 until the date hereof, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business and there has not been:

(a)         any event, occurrence, development or set of facts which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)         any action that, if taken after the date hereof, would constitute a violation of Section 5.01(b) of this Agreement; or

(c)         any commitment or agreement to do any of the foregoing.

3.09           Taxes.

(a)         The Company and Property VIII LLC are classified as disregarded entities for U.S. federal income tax purposes.

(b)         The Company and each of its Subsidiaries have timely filed all material U.S. federal, state, local and foreign Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws. All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or withheld.

(c)         The Company and each of its Subsidiaries has withheld and paid to the applicable Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, holder of any Equity Interests, customer, vendor, supplier, member, partner or other third party.

(d)         Neither the Company nor any of its Subsidiaries, nor any other Person on their behalf, has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(e)         As of the date hereof, neither Seller nor any of its officers, directors or employees is aware of any audit, claim or controversy currently pending or threatened with respect to the Company or any of its Subsidiaries in respect of any Tax.

(f)         There is no outstanding claim by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(g)         There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(h)         Notwithstanding anything to the contrary in this Section 3.09, no representations or warranties are made in this Section 3.09 with respect to property Taxes or other assessments in respect of real property securing Mortgage Loans (including REO) serviced under Servicing Agreements.

3.10           Litigation. As of the date hereof there are no Actions pending or, to Seller’s Knowledge, threatened against the Company or any of the Company’s Subsidiaries that (i) seek or claim, or could be reasonably expected to result in (if adversely decided), monetary damages in excess of $500,000, (ii) challenge or seek to prevent, enjoin or delay the transactions contemplated by the Transaction Agreements, or (iii) involves allegations of criminal behavior regarding the properties, assets and operations of the Company or its Subsidiaries or any of its employees (in the scope of their employment). There is no outstanding Order or agreement resolving any claimed non-compliance alleged by any Governmental Authority, against the Company or any of the Company’s Subsidiaries or affecting its or their assets or business, either individually or in the aggregate, that (i) is material to the Company or its Subsidiaries and (ii) imposes obligations on the Company or its Subsidiaries to be performed after the date hereof.

3.11           Compliance with Law; Permits.

(a)         To Seller’s Knowledge, the Company and its Subsidiaries have been and as of the date hereof are in material compliance with applicable Law. No investigation or review by any Governmental Authority with respect to the Company or any of the Company’s Subsidiaries is pending as of the date hereof or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(b)         To Seller’s Knowledge, the Company and its Subsidiaries have obtained and are as of the date hereof in compliance, in all material respects, with all governmental permits, licenses, franchises, variances, exemptions, exceptions, Orders and other governmental authorizations, consents, clearances, registrations, filings and approvals necessary to conduct their business as presently conducted (collectively, the “Permits”), except those Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. To Seller’s Knowledge, the Company and its Subsidiaries have filed or caused to be filed all reports, notifications, registrations and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of the Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(c)         None of the Company or any of its Subsidiaries is the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any material Permit.

3.12           Employee Benefits.

(a)           (i)           Section 3.12(a)(i) of the Seller Disclosure Schedule identifies each Employee Plan that to Seller’s Knowledge is sponsored, maintained and administered solely by the Company or any of its Subsidiaries covering a Company Person (each a “Litton Employee Plan”).

(ii)          True and correct copies of all documents evidencing each Litton Employee Plan have been made available to Purchaser, including: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) the most recent summary plan description and any material written communications (or a description of any material oral communications) sent with respect to such plan to any Company Employee, Company Transfer Employee or Former Employee concerning the amount of the benefit provided under such Litton Employee Plan; and (D) the two (2) most recent (x) Form 5500 and attached schedules, (y) audited financial statements, and (z) actuarial valuation reports.

(iii)         Each Litton Employee Plan that is intended to be qualified under Sections 401(a), 401(k) or 403(a) of the Code has received a favorable determination letter from the IRS, and no circumstances have occurred that could reasonably be expected to result in revocation of any such favorable determination letter.

(iv)         No Litton Employee Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any liability under Section 430 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any material liability in respect of, or otherwise has committed itself to provide any, post-employment or post-retirement health, medical or life insurance benefits for Company Persons, except to the extent required under any applicable state Law or under Section 4980B of the Code or reflected in the Closing Statement.

(v)          With respect to each Seller Plan and Litton Employee Plan, all payments due from the Company or any of its Subsidiaries to date have been made, and all amounts properly accrued as liabilities of the Company or any of its Subsidiaries and all amounts which are not yet due have been properly recorded on their books, except to the extent any failure to pay, to accrue, or record is not material, and, to the extent required by GAAP, adequate reserves are reflected on the applicable financial statements.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)           All Litton Employee Plans are operated and administered in material compliance with their terms and with ERISA, the Code and other Law, as applicable.

(ii)           As of the date hereof, there are no pending or, to Seller’s Knowledge, threatened, Actions relating to the Litton Employee Plans (other than routine claims or appeals of denied claims for the payment of benefits submitted by Company Persons in the normal course).

(iii)         None of Seller, the Company or any of its Subsidiaries has engaged in a transaction with any Controlled Group, Seller or Litton Employee Plan that could reasonably be expected to result in the imposition of a material penalty under section 4975 of the Code or section 502(i) of ERISA on the Company or any of its Subsidiaries.

(iv)        No Company Person can reasonably be expected to incur a material penalty as a result of a Seller Plan or Litton Employee Plan failing to comply with the applicable requirements of section 409A of the Code and applicable regulations thereunder.

3.13           Labor Relations.

(a)         There are no labor or collective bargaining agreements which pertain to Company Employees; no Company Employees are represented by any labor organization; no labor organization or group of Company Employees has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no labor strike, work stoppage, slowdown or dispute is pending or, to Seller’s Knowledge, threatened that involves any Company Employees.

(b)         Neither the Company nor any of its Subsidiaries has committed any unfair labor practice, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board pending or, to Seller’s Knowledge, threatened, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no charge of discrimination in employment or employment practices that has been asserted or is now pending or, to Seller’s Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority against the Company or any of its Subsidiaries in any jurisdiction in which Company Employees are located, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.14           Real Property.

(a)         The Company and its Subsidiaries do not own, and have not since December 10, 2007 owned, any real property.

(b)         Section 3.14(b) of the Seller Disclosure Schedule lists all real property leased or subleased by the Company or any of its Subsidiaries as a tenant or subtenant (the “Leased Real Property”). Seller has made available to Purchaser true, correct and complete copies of all real property leases and subleases relating to the Leased Real Property and all amendments and modifications thereof or supplements thereto (the “Leases”) and any and all ancillary documents pertaining thereto and to which the Company or any of its Subsidiaries is a party or is bound. The Company or a Subsidiary, as applicable, has a valid and enforceable leasehold interest under each of the Leases, subject to Permitted Liens and to the General Enforceability Exceptions, and neither the Company nor any of its Subsidiaries has received any written notice of any material default under any Lease and, to the Knowledge of Seller, no event has occurred and no condition exists that, with notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries under any of the Leases in any material respect.

3.15           Personal Property. The Company and its Subsidiaries have good and marketable title to, or an adequate leasehold interest in all of the tangible assets used by the Company and its Subsidiaries in connection with their businesses free and clear of any Lien other than Permitted Liens.

3.16           Intellectual Property. Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this Section 3.16 constitute the sole representations and warranties of Seller relating to the ownership and non-infringement of Intellectual Property.

(a)         Section 3.16(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all material unregistered Trademarks, and each item of Company Intellectual Property that is registered with, or subject to application for registration with, any Governmental Authority, indicating for each such item the owner, applicable registration or application number, and the applicable filing jurisdiction. The Company owns all right, title and interest, free and clear of all Liens (other than Permitted Liens), to each item of such Company Intellectual Property, and to the Seller’s Knowledge the Company Intellectual Property is valid and enforceable. None of the Company Intellectual Property, or to the Seller’s Knowledge, the Licensed Intellectual Property is subject to any Order adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto and there is no claim pending or, to Seller’s Knowledge threatened by or against the Company or any of the Company’s Subsidiaries concerning the ownership, validity, enforceability, infringement, right to license or right to use any Company Intellectual Property or, to the Seller’s Knowledge the Licensed Intellectual Property.

(b)         Section 3.16(b) of the Seller Disclosure Schedule sets forth a correct and complete list of the material Intellectual Property licensed from third parties other than “shrink-wrap,” “off-the-shelf,” or other generally commercially available non-custom software (the “Licensed Intellectual Property”). Other than limited, non-exclusive licenses to use the software and data provided on the Company’s and its Subsidiaries websites to business partners, Company brokers, investors and end users of the Company’s services granted in the Ordinary Course of Business, no item of Company Intellectual Property is licensed by Company or any Company Subsidiaries to any third party. Each agreement governing Licensed Intellectual Property is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Provisions. Neither the Company nor any of its Subsidiaries, nor to the Seller’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any agreement governing Licensed Intellectual Property. There are no royalties or other payments payable by the Company or any of the Company’s Subsidiaries for use of the Licensed Intellectual Property thereby.

(c)         To Seller’s Knowledge, (i) no Person has infringed, or is infringing any Company Intellectual Property, (ii) none of the Company Intellectual Property infringes or otherwise violates or conflicts with the intellectual property rights of any Person.

(d)         The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of material Company Intellectual Property.

(e)         The Company and its Subsidiaries have complied at all times in all material respects with the privacy notice that it has supplied to borrowers in materials and on active and borrower-facing websites owned or operated by or on behalf of the Company and any of its Subsidiaries as required by its privacy notice and applicable Law governing their use of nonpublic personal information collected thereon. Consummation of the transactions contemplated by the Transaction Agreements will not violate such privacy notice.

3.17           Material Contracts.

(a)         Section 3.17(a) of the Seller Disclosure Schedule sets forth a list of each of the Material Contracts in effect as of the date hereof. The term “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound or otherwise subject (other than (I) agreements related to employee benefits and employment agreements (which are provided for in Section 3.12), (II) the Leases and other Contracts relating to real estate (which are provided for in Section 3.14(b)), (III) the Licensed Intellectual Property (which is provided for in Section 3.16) and (IV) the Servicing Agreements (which are provided for in Section 3.21)):

(i)           (1) any joint venture, partnership, strategic alliance, limited liability company, teaming, cooperation and any other similar Contract involving a sharing of profits or losses, costs or Liabilities to which the Company or any of its Subsidiaries is a party or bound or (2) any other Contract that relates to the formation, creation, operation, disposition, management or control of any Person (other than a wholly-owned Subsidiary) that is a legal entity to which the Company or any of its Subsidiaries is a party or bound;

(ii)          any Contract that is reasonably expected to require the payment by, or to the Company or any of its Subsidiaries of more than $500,000, in the aggregate, during any 12-month period;

(iii)         any Contract that has any executory indemnification obligations relating to the acquisition, lease or disposition, directly or indirectly by merger or otherwise, of assets or Equity Interests in another Person for aggregate consideration under such Contract in excess of $500,000;

(iv)         any Contract relating to, or evidence of, Indebtedness of either Parent, the Company or any of their respective Subsidiaries in excess of $300,000;

(v)          any Contract providing for “earn-out” or other similar contingent payment obligations, in each case that after the date hereof could, if determined or otherwise resolved in a manner adverse to the Company or any of its Subsidiaries, result in payments that, individually or in the aggregate, are in excess of $500,000;

(vi)        any settlement agreement, other than (A) releases immaterial in nature or amount entered into with Former Employees or independent contractors in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment or (B) settlement agreements for cash only that do not exceed $500,000 as to such settlement;

(vii)       any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with any Governmental Authority, and any other Contract entered into with any Governmental Authority other than in the Ordinary Course of Business; and

(viii)      any Contract that limits, or purports to limit, the ability of the Company or its Subsidiaries or Affiliates after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time or restricts in any material respect the conduct of the businesses of the Company.

(ix)         any Contract that calls for the payment by or on behalf of the Company or any of its Subsidiaries of any brokerage, finder’s or other fee or commission to any broker, finder of investment banker, other than in the Ordinary Course of Business;

(x)          any Contract that grants any Person (other than the Company or its Subsidiaries) any exclusive rights, rights of first opportunity or first refusal or rights to obtain services on a most-favored customer basis;

(xi)         any Contract for any capital expenditures or leasehold improvements, in each case in excess of $250,000; and

(xii)        any Contract granting a power of attorney or similar arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any of its Subsidiaries with respect to Servicing other than in the Ordinary Course of Business.

(b)         Seller has made available to Purchaser correct and complete copies of each Material Contract (including all material amendments, modifications, extensions, renewals, guarantees, schedules, exhibits or ancillary agreements with respect thereto). As of the date hereof, each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. Neither the Company nor any of its Subsidiaries, nor to Seller’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Material Contract, and none of Seller, either Parent, the Company or any of their respective Subsidiaries has received notice (and Seller does not have Knowledge) of any event or condition that would constitute a material violation, breach or event of default (or an event which with notice or lapse of time or both would become a default) under any Material Contract.

3.18           Environmental Matters.

(a)         The Company and its Subsidiaries and their activities and operations have been and are in compliance with all applicable Laws, Orders and Permits relating to (i) protection, preservation or cleanup of the environment or natural resources; (ii) substances, pollutants, or toxic, hazardous or deleterious materials, wastes or agents, including petroleum or any fraction thereof, asbestos-containing materials, lead, urea, formaldehyde, radon gas and polychlorinated biphenyls (“Hazardous Substances”); or (iii) health and safety (collectively, “Environmental Laws”).

(b)         The Company and its Subsidiaries are not and have not been subject to any Action pursuant to any Environmental Laws or relating to Hazardous Substances, and, to Seller’s Knowledge, no such Action is threatened.

(c)         There are no conditions, circumstances or actions, including the release or presence of, or exposure to, any Hazardous Substance, reasonably anticipated to result in material liabilities or obligations of the Company or its Subsidiaries pursuant to Environmental Laws.

(d)         Notwithstanding anything to the contrary in this Section 3.18, no representations or warranties are made in this Section 3.18 with respect to REO.

3.19           Affiliate Transactions.

(a)         Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company and its Subsidiaries), on the other hand.

(b)         Except for the Overhead and Shared Services, neither the Company nor any of its Subsidiaries currently utilize the services or assets of Seller or any of its Affiliates (other than the Company and its Subsidiaries) to conduct their business or operations in the Ordinary Course of Business.

(c)         Neither of the Parents have conducted, and presently do not conduct, any portion of the business of the Company or its Subsidiaries.

3.20           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, either Parent, the Company or any of their respective Subsidiaries.

3.21           Servicing Agreements. Section 3.21 of the Seller Disclosure Schedule lists all of the Servicing Agreements as of the date hereof. Seller has made available to Purchaser true and complete copies of each Servicing Agreement.

3.22           Portfolio Information. All the information included in the Data Tape of the type specified in Section 3.22 of the Seller Disclosure Schedule is true and correct in all material respects as of March 31, 2011.

3.23           No Other Representations or Warranties of Purchaser Seller acknowledges that except for the representations and warranties expressly set forth in Article IV, the Purchaser Disclosure Schedules, or made by Purchaser in any Transaction Agreement and/or the certificate delivered pursuant to Section 10.03(c), (A) Seller has not relied on any representation or warranty from Purchaser or any other Person in determining to enter into this Agreement and (B) neither Purchaser nor any other Person has made any representation or warranty, express or implied, as to Purchaser (or their respective operations or financial condition) or the accuracy or completeness of any information regarding any of the foregoing that Purchaser or any other Person furnished or made available to Seller and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials). Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV, the Purchaser Disclosure Schedules and in the Transaction Agreements, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

IV.           REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.01           Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of its state of organization, and has the requisite power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to Purchaser.

4.02           Authority; Enforceability. Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitute a legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the General Enforceability Exceptions.

4.03           Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and the compliance by Purchaser with the applicable terms and conditions hereof and thereof, does not and will not (a) conflict with or violate its organizational documents, (b) assuming that all consents, approvals and authorizations contemplated by Sections 3.04 and 4.04 have been obtained and all filings described therein have been made, conflict with or violate any Law or Order applicable to Purchaser or (c) result in any breach or violation of or constitute a default (or an event which with notice would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, modification, amendment or acceleration of (whether after the filing of notice or otherwise), or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Purchaser pursuant to any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets are bound, except for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to be material to the Purchaser.

4.04           Governmental Consents.

(a)         Section 4.04(a) of the Purchaser Disclosure Schedule sets forth each material consent, waiver, authorization, notice, approval, registration, license, qualification or other filing that is required to be obtained from, or to be given to, any Governmental Authority in connection with the execution, delivery or performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby other than those that may be required solely by reason of Seller’s participation in the transactions contemplated hereby and thereby. The consents, waivers, authorizations, notices, approvals, registrations, licenses, qualifications or other filings listed on Section 4.04 of the Purchaser Disclosure Schedule are referred to herein as the “Purchaser Required Regulatory Approvals”.

(b)         None of the execution, delivery or performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby requires any consent, waiver, authorization, notice or filing that is required to be obtained from, or to be given to, under any Contract to which Purchaser or any of its Affiliates is a party or otherwise bound.

4.05           Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to enjoin, restrain, prohibit, materially delay or materially impair the consummation of the transactions contemplated by the Transaction Agreements.

4.06           Investment Intent. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser understands that the Partnership Interests and the IO Strips have not been registered under the Securities Act. Purchaser is acquiring the Partnership Interests and the IO Strips for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

4.07           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.08           Financial Statements. Section 4.08 of the Purchaser Disclosure Schedule sets forth a true and correct copy of the audited consolidated balance sheet of Purchaser and its Subsidiaries as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of operations, members’ equity and cash flows of Purchaser and its Subsidiaries for the years then ended, together with the notes thereto (the “Purchaser Financial Statements”). The Purchaser Financial Statements have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis as at the dates and for the periods presented and present fairly, in all material respects, the financial position and the results of operations and cash flows of Purchaser on a consolidated basis as at the dates and for the periods presented.

4.09           Financial Ability. Purchaser will have available free and unrestricted cash that is sufficient to enable it to pay the amounts required under Section 2.02 and otherwise as necessary to fulfill its obligations hereunder. Purchaser specifically acknowledges and agrees that its obligations hereunder are not subject to any financing condition (other than pursuant to Section 10.02(e)).

4.10           Financing  Section 4.10 of the Purchaser Disclosure Schedule sets forth true, complete and correct copies of (a) the debt commitment letter dated as of the date hereof among Barclays Bank PLC, Barclays Capital and Purchaser regarding the $575,000,000 senior credit facility (the “Senior Corporate Facility”) and (b) the debt commitment letter dated as of the date hereof among The Royal Bank of Scotland plc, Barclays Bank PLC, Bank of America, N.A. and Purchaser regarding the Third Party Advance Facility (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated hereby and related fees and expenses (the “Debt Financing”). The Debt Financing Commitments have not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated by Purchaser, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter relating to fees with respect to the Debt Financing, as of the date hereof there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Commitments delivered to Seller prior to the date hereof. Purchaser has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof, and the Debt Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in or expressly contemplated by the Debt Financing Commitments, which include conditions to be set forth in the definitive transaction documents for the Debt Financing (including, with respect to the Third Party Advance Facility, that the amount of the Third Party Advance Facility will not exceed the amount that can be assigned a “AAA” or equivalent rating from at least one nationally recognized credit rating organization). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto under any of the Debt Financing Commitments. Assuming satisfaction of the conditions set forth in Sections 10.01 and 10.02 of this Agreement, there are no facts or circumstances to the Knowledge of Purchaser that would cause any of the conditions to the Debt Financing contemplated by the Debt Financing Commitments not to be satisfied as of the date hereof. At the Closing, Purchaser will have at and after the Closing funds sufficient to (a) pay the Purchase Price and the Closing Company Repayment Amount, (b) pay any and all fees and expenses required to be paid by Purchaser in connection with the Debt Financing and the transactions contemplated by this Agreement and (c) satisfy all of the other payment obligations of Purchaser contemplated hereunder. Purchaser has no reason to believe that the Debt Financing will not be available at the Closing.

4.11           Solvency Assuming satisfaction or waiver of the conditions in Article X, and after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payment of the Purchase Price and the Closing Company Repayment Amount, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, Purchaser will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of Purchaser will, as of such date, exceed the sum of (i) the value of all of Purchaser’s “liabilities, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of Purchaser, as of such date, on its existing Indebtedness as such Indebtedness becomes absolute and mature, (b) Purchaser will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) Purchaser will be able to pay its Liabilities as of such date as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities as of such date as they mature” means that Purchaser will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its Liabilities as they become due.

4.12           No Other Representations or Warranties.

(a)         Purchaser acknowledges that (i) it and its Representatives have been permitted access to the books and records, facilities, equipment, contracts and other properties and assets of the Company and its Subsidiaries, and that it and its Representatives have had an opportunity to meet with officers and employees of the Companies and its Subsidiaries and (ii) except for the representations and warranties expressly set forth in Article III, the Seller Disclosure Schedules, or in the certificate delivered pursuant to Section 10.02(c), (A) Purchaser has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement and (B) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Company or any of its Subsidiaries (or their respective operations or financial condition) or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Purchaser and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials). Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III, the Seller Disclosure Schedules and the Transaction Agreements, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)         Without limiting the generality of Section 4.12(a), Purchaser (i) acknowledges and agrees that (A) it has made its own independent determination of the value (including recoverability) of the Servicer Advances and the mortgage servicing rights held by the Company and has not relied on Seller or any other Person with respect to such value, (B) neither Seller nor any other Person has made any direct or indirect representation or warranty (whether in this Agreement or otherwise) with respect to such value and (C) it will not assert that any matters related to such value resulted in the failure of any of the conditions set forth in Section 10.2 to be satisfied and (ii) waives, on behalf of itself and each other Purchaser Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller or any of its Affiliates or representatives related to such value and arising under or based upon this Agreement or any certificate delivered in connection herewith, whether under this contract or arising under common law or any other Law; provided, that nothing in this Section 4.12(b) shall be deemed to limit any remedies available pursuant to Section 12.02(a) with respect to any breach of the representation and warranty described in Section 7.06(b)(ii), if made.

V.           COVENANTS OF SELLER

5.01           Conduct of the Business. From the date of this Agreement until the Closing, except as set forth in Section 5.01 of the Seller Disclosure Schedule, as required by applicable Law, as otherwise required by or permitted by this Agreement or any other Transaction Agreement, or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld), (a) Seller will cause the Company and its Subsidiaries to continue their Mortgage Loan servicing activities, pricing and payment policies, in all material respects, in accordance with past practice, except for changes reasonably made with a view to complying or otherwise adhering with the requirements of HAMP, other similar Law applicable to mortgage servicers generally or to best practices as in effect from time to time, and (b) Seller will cause the Company and its Subsidiaries to operate in the Ordinary Course of Business, to use their respective commercially reasonable efforts to preserve intact their business and their relationships with customers, suppliers, creditors, officers and employees, and not to, in a single transaction or a series of transactions:

(i)           transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any of its material assets, other than in the Ordinary Course of Business, and will cause GS & Co not to transfer or otherwise dispose of the IO Strips;

(ii)          (A) acquire or purchase (in each case, whether by merger, consolidation or by any other manner) any business or substantially all of the assets of any Person or Equity Interests or other securities thereof or (B) purchase, or enter into any agreement or binding obligation with any Person to purchase, in excess of $25,000,000 (in aggregate purchase price) of mortgage servicing rights or other assets; provided, however, that any mortgage servicing rights purchased by the Company or its Subsidiaries shall be subject to a separate price adjustment to be agreed by the Parties;

(iii)         (A) except in the Ordinary Course of Business, modify or amend in any material respect, or terminate, release, assign or waive any material rights or claims under, any Material Contract, Servicing Agreement or Lease, (B) except in the Ordinary Course of Business, enter into any Contract that, if the Company or any of its Subsidiaries had entered into such Contract immediately prior to the date of this Agreement, would be a Material Contract, or (C) enter into or renew any Lease; provided, however, notwithstanding anything to the contrary in this Section 5.01(b)(iii), Seller will cause the Company and its Subsidiaries not to enter into or, except for renewals of Contracts in effect as of the date hereof in accordance with their terms, extend beyond the Closing Date the term of any Contract which involves payments to or by the Company or any of its Subsidiaries in excess of $100,000 in the aggregate annually; provided, further, that Seller will cause the Company (x) to promptly notify Purchaser at least ten (10) days prior to the renewal of any Contract in effect as of the date hereof which involves payments to or by the Company or any of its Subsidiaries in excess of $100,000 in the aggregate annually and (y) to engage Purchaser in good faith discussions relating to whether such Contract should be renewed by Company in light of the transactions contemplated herein, and Seller shall cause the Company to take Purchaser’s reasonable concerns into account when making its determination whether to renew such Contract;

(iv)         except as pursuant to those existing written, binding agreements in effect prior to the date hereof or to comply with Section 409A of the Code or other applicable law or as set forth in Section 5.01 of the Seller Disclosure Schedule, with respect to Company Employees, the Company and/or any of its Subsidiaries: (A) enter into or establish any collective bargaining agreement or any arrangement that, if the Company or any of its Subsidiaries had entered into or otherwise established such arrangement immediately prior to the date of this Agreement, would be an Employee Plan (it being understood and agreed that this clause (A) does not restrict the hiring of employees, which is addressed in clause (E) below), (B) increase, decrease, defer or accelerate the coverage or benefits payable under any Litton Employee Plan, except as provided in accordance with their terms, (C) amend, terminate or renew any Litton Employee Plan, (D) make any increase, decrease, deferral or acceleration in compensation (except for increases in salary or hourly wage rates of Company Employees (other than officers) in the Ordinary Course of Business), (E) hire any employees or retain any independent contractor or consultant with a base salary or guaranteed annual compensation, as applicable, over $100,000, (F) take any action to accelerate the vesting or payment of, or fund or in any other way secure the payment of, compensation or benefits under any Litton Employee Plan to the extent not already provided in such Litton Employee Plan as of the date hereof, (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Litton Employee Plan or change the manner in which contributions to such plans are made by the Company or any of its Subsidiaries or the basis on which such contributions are determined, except as may be required by Law, (H) forgive any loans to Company Persons or (I) communicate (in writing or orally) to any Company Employees or prospective employee of the Company or any of its Subsidiaries that it will take any action proscribed by this Section 5.01(iv);

(v)          with respect to any Company Person, (A) grant any equity or equity-based compensation (whether in the form of options, restricted stock, restricted stock units, phantom shares or otherwise) or renew any previously terminated equity compensation plan, other than any action that is required under any Employee Plan of the Company (as in effect as of the date hereof) or as required by Law; or (B) communicate (in writing or orally) to any Company Employee or prospective employee of the Company or any of its Subsidiaries that it will take any such action;

(vi)         (A) adjust, split, combine, subdivide, reclassify or subject to recapitalization, any of its Equity Interests or issue, reissue, deliver, transfer, pledge, encumber, dispose of or otherwise distribute or cause to be granted to any Person any Equity Interests of or in the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any of such Equity Interests, or any options, warrants, calls, rights, convertible securities or other rights, agreements or commitments of any kind pursuant to which it would be obligated to issue or sell any Equity Interests or split, combine or reclassify any of its Equity Interests or authorize or propose to take any such action or (B) adopt, modify or propose an amendment or modification to any of its organizational documents;

(vii)        repurchase, redeem, repay or otherwise acquire any outstanding Equity Interests of the Company or any of its Subsidiaries;

(viii)       except to the extent that it would not have the effect of materially increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries, Purchaser or any Affiliate of Purchaser, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, change any GAAP accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Proceeding, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax Proceeding or take or omit to take any other action without the prior written consent of Purchaser;

(ix)          merge or consolidate itself with any other Person, or restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(x)           settle or compromise or commit to settle or compromise any Action or threatened Action pursuant to terms which, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the post-Closing operation of its business or the business of Purchaser or any of its Affiliates in any manner (provided that Seller and its Subsidiaries, including the Company, may enter into any settlement or compromise with a Governmental Authority that imposes terms or conditions not substantially more onerous to the Company or its Subsidiaries than the terms and conditions imposed by such Governmental Authority in settlements or compromises with other mortgage servicers);

(xi)         fail to make any scheduled other capital expenditure in accordance with Section 5.01(xi) of the Seller Disclosure Schedule or make, or enter into any agreement or binding obligation with any Person to make, any capital expenditures in excess of $1,500,000 in the aggregate;

(xii)        enter into any new line of business;

(xiii)       fail to use commercially reasonable efforts to cause the insurance policies maintained by such Person as of the date hereof not to be cancelled or terminated or any of the coverage thereunder to lapse, or fail to adequately fund any claim or pending claim under any such insurance policy;

(xiv)       (A) incur, assume, grant, endorse or guarantee any Indebtedness other than in the Ordinary Course of Business (it being understood that incurring, assuming or guaranteeing Indebtedness under the Existing Seller Advance Facility Agreement or that will be reflected in the Closing GS Interco Payable or that is incurred pursuant to (x) above shall be deemed to be in the Ordinary Course of Business) or (B) other than in the Ordinary Course of Business or except as required by Law, Orders or Permits, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of (x) Indebtedness, which shall be paid or otherwise satisfied by Seller or the Company at or prior to the Closing (other than as provided in the following clauses (y) and (z)), (y) Indebtedness under the Existing Seller Advance Facility Agreement or that will be reflected in the Closing GS Interco Payable or (z) Intercompany Indebtedness;

(xv)        declare, set aside, make or pay any dividend or distribution in respect of its Equity Interests (other than dividends or distributions of cash or cash equivalents);

(xvi)       permit or allow the Company to file a petition for relief under any provisions of the United States Bankruptcy Code; or

(xvii)      enter into a written agreement or binding commitment, written or otherwise, to do any of the foregoing.

5.02           Access.

(a)         Seller will cause the Company and its Subsidiaries to, (i) permit Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the employees, premises and properties, books, records (with respect to income Tax records, only to the extent directly related to the Company or any of their respective Subsidiaries), Contracts, Servicing Agreements and other documents of or pertaining to the Company or any of its Subsidiaries and outside accountants and other advisors, and (ii) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Company or any of their respective Subsidiaries (such as imaged servicing files) as is normally prepared by the Company and as Purchaser may reasonably request and (iii) make reasonably available to the Representatives of Purchaser, the employees of the Company, Seller or their respective Subsidiaries in respect of the Company and its Subsidiaries whose assistance and expertise is necessary to assist Purchaser in connection with Purchaser’s preparation to integrate the Company, its Subsidiaries and assets and the personnel related thereto with Purchaser’s organization following the Closing (such integration, the “Pre-Closing Integration”); provided, however, that (A) any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable antitrust, bank regulatory or competition law), at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Company and its Subsidiaries and (B) Seller will not be required to provide to Purchaser access to or copies of any personnel file of any Employee that in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller, the Company or any of their respective Affiliates to risk of liability or violation of Law.

(b)         Notwithstanding anything contained in this or any other agreement between Seller and Purchaser executed on or prior to the date hereof, Seller shall not have any obligation to make available to Purchaser or its Representatives, or provide Purchaser or its Representatives with, (i) any Tax Return filed by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) or predecessors, or any related material or (ii) any information if making such information available would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty or agreement (including any confidentiality agreement to which Seller or any its Affiliates is a party), it being understood that Seller shall cooperate in any commercially reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.

(c)         Seller and Purchaser shall each nominate a representative to act as the primary contact persons and decision-makers with respect to all matters relating to the Pre-Closing Integration (the “Integration Coordinators”). The initial Integration Coordinators shall be Shane Ross for Seller and Scott Anderson for Purchaser. Each Party shall be entitled to replace its Integration Coordinator. Except as specifically set forth in this Agreement, each Integration Coordinator will have the authority and responsibility to:

(i)           oversee matters relating to the respective appointing Party that relate to the Pre-Closing Integration;

(ii)          make or otherwise coordinate appropriate decisions on day-to-day issues relating to the Pre-Closing Integration;

(iii)         coordinate the technical aspects of the Pre-Closing Integration and consult on the operation and management of the Pre-Closing Integration; and

(iv)         monitor the appointing Party’s compliance with its obligations under this Agreement as they relate to the Pre-Closing Integration.

The Parties shall cause the Integration Coordinators to meet on a weekly basis or with such other frequency as they may agree to discuss the status and progress of the Pre-Closing Integration and concerns of the Parties regarding the same. Should a dispute arise under this Agreement between the Parties with respect to the Pre-Closing Integration, the Integration Coordinators shall negotiate in good faith on behalf of such appointing Party to resolve any such disputes. If the Integration Coordinators are unable to resolve such dispute within ten (10) Business Days after the date of such dispute, either Party shall have all applicable remedies available to it under this Agreement.

5.03           Leases. On or before July 15, 2011, Purchaser shall provide Seller with notice (a) instructing Seller to allow the sublease listed in Section 5.03 of the Seller Disclosure Schedule (the “Texas Lease”) to terminate in accordance with its terms as a result of the transactions contemplated hereby (a “Termination Notice”) or (b) indicating that Purchaser would like to retain the premises subleased under the Texas Lease after the Closing and specifying the post-Closing term of the Texas Lease, which term may not exceed the current term of the Texas Lease (an “Extension Notice”). If Purchaser does not deliver an Extension Notice or a Termination Notice on or before July 15, 2011 or delivers a Termination Notice on or before July 15, 2011, Seller shall allow the Texas Lease to terminate in accordance with its terms as a result of the transactions contemplated hereby. If Purchaser delivers an Extension Notice on or before July 15, 2011, Seller shall, in its sole discretion, (i) amend the Texas Lease (A) so that it will not terminate as a result of the transactions contemplated hereby and (B) making the termination date of the Texas Lease the end of the term specified in the Extension Notice or (ii) assist Purchaser in locating and procuring a leased property comparable to the property subject to the Texas Lease, on terms and conditions substantially similar to those set forth in the Texas Lease. In the event Seller makes the election set forth in clause (ii) of the foregoing sentence, all reasonable and documented out-of-pocket costs and expenses incurred by Seller and Purchaser (and their respective Affiliates) in finding the location and procurement of a comparable leased property (including any costs and expenses relating to the negotiation of lease terms with respect to such comparable property) shall be borne solely by Seller; provided, however, that after the Closing, Purchaser shall cause the Company to be responsible for all lease and other payments relating to such comparable property for the period following the execution and effectiveness of such new lease.

5.04           Alternative Transaction. From the date of this Agreement until the Closing Date or termination of this Agreement, neither Seller nor any Affiliate of Seller shall, directly or indirectly through any of its Representatives, (a) solicit, initiate or encourage or engage in discussions or negotiations with respect to any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to in each case any transaction that would be considered an Alternative Transaction, (b) furnish any information with respect to, or participate in, or assist, any effort or attempt by any Person to do or seek the foregoing, or (c) execute any letter of intent or agreement providing for an Alternative Transaction. Without prejudice to any other methods or actions that may result in the cure of any breach of this Section 5.04, the Parties acknowledge and agree that in the event that any officer or other employee of Seller or the Company acting alone in violation of a corporate policy takes an action that constitutes a breach of clause (a) of this Section 5.04 but does not constitute a breach of any other clause of this Section 5.04, such breach shall be deemed cured in the event such action ceases and Seller notifies the counterparty or counterparties to the potential Alternative Transaction in writing that Seller will not undertake such Alternative Transaction, in each case no later than the fifth (5th) day after Seller becomes aware of such breach (for such purposes excluding the knowledge of the employee or officer whose action constitutes such breach). “Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, Equity Interests sale, merger, amalgamation, plan of arrangement or other similar transaction, of all or a substantial portion of the Company or its assets, considered as a whole, in a transaction or a series of transactions with one or more Persons other than Purchaser and/or its Affiliates.

5.05           Subservicing Transfer If after the Closing an Investor for which the Company provides servicing under the Servicing Agreements set forth on Section 5.05 of the Seller Disclosure Schedule terminates such Servicing Agreement or transfers such servicing to a Person other than Purchaser or any of its Affiliates, in either case other than as a result of a failure of the Company (or its Subsidiary) to comply with such Servicing Agreement or the active encouragement of Purchaser or its Affiliates (a “Servicing Transfer”) prior to the one-year anniversary of the Closing Date, Seller shall pay Purchaser as follows:

(a)         If such a Servicing Transfer occurs on or before the six-month anniversary of the Closing Date, Seller shall pay Purchaser an amount equal to the product of the unpaid principal balance as of the date of such Servicing Transfer (“UPB”) of the Mortgage Loans relating to such Servicing Transfer multiplied by 0.002525.

(b)         If such a Servicing Transfer occurs after the six-month anniversary of the Closing Date but prior to the one-year anniversary of the Closing Date, Seller shall pay Purchaser an amount equal to fifty percent (50%) of the product of the UPB of the Mortgage Loans relating to such Servicing Transfer multiplied by 0.002525.

●             In the event of any Servicing Transfer with respect to which Purchaser is entitled to a payment from Seller pursuant to this Section 5.05, Seller shall pay Purchaser the amount due Purchaser within five (5) Business Days of Seller’s receipt of evidence of such Servicing Transfer.

5.06           Cooperation with Financing. Prior to the Closing and subject to Section 7.06, Seller shall use commercially reasonable efforts to provide to Purchaser all reasonable cooperation requested by Purchaser that is necessary in connection with the Debt Financing; provided, however, that (a) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or the other operations of Seller, the Company or any of their respective Subsidiaries and (b) neither Seller nor any of its Subsidiaries (including the Company) shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing. Except with respect to the payment by Seller of the Financing Break Fee (as contemplated in the definition of Base Purchase Price) or in connection with the Full Seller Advance Facility or the Partial Seller Advance Facility, in each case, if applicable, none of Seller or any of its Subsidiaries shall be required to take any action that would subject it to Liability (including the entry into any agreement), to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other Liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. Except with respect to the payment by Seller of the Financing Break Fee (as contemplated in the definition of Base Purchase Price) or in connection with the Full Seller Advance Facility or the Partial Seller Advance Facility, in each case, if applicable, Purchaser shall indemnify and hold harmless Seller, its Subsidiaries and their respective Representatives from and against any and all Liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.06 and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries)). Purchaser shall, promptly upon request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs incurred by Seller or any of its Subsidiaries that are the financial responsibility of Purchaser pursuant to this Section 5.06.

5.07           Applications License. On or prior to Closing, Seller will cause the Company to grant to Seller and its Affiliates a non-exclusive, royalty-fee, fully paid-up, perpetual, worldwide, non-transferable (other than to Affiliates of Seller) irrevocable license to use, reproduce, distribute, publish, modify, prepare derivative works of, display, perform and otherwise exploit (including, for the avoidance of doubt, the receipt of services by the Seller or its Affiliates from third parties) the Software identified as “Licensed Applications” on Section 5.07 of the Seller Disclosure Schedule (the “Licensed Applications”) in connection with Seller’s and its Affiliates’ business. On or prior to Closing, Seller will cause the Company to deliver fully buildable and functional copies of the Licensed Applications to Seller and otherwise at the Seller’s request to the extent not in Seller’s possession; provided, however, that in no event shall the Company have any obligation after the Closing to provide any updated versions or otherwise maintain the Licensed Applications.

VI.           COVENANTS OF PURCHASER

6.01           Use of Intellectual Property, Trademarks and Logos. Purchaser acknowledges that neither the Company nor any of its Subsidiaries has, and Purchaser is not acquiring, any right to use, and from and after the Closing Purchaser shall, and shall cause the Company and each of its Subsidiaries to, desist from all use of, Intellectual Property of Seller, including the name “Goldman Sachs” or any Trademarks owned by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) or employing the words “Goldman Sachs” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 6.01 shall (a) prohibit Purchaser from using the name “Goldman Sachs” to represent, in a truthful and accurate manner, the prior relationship between the Company and Seller, (b) prohibit Purchaser from maintaining possession of materials bearing Intellectual Property of Seller for archival purposes or give rise to litigation solely arising therefrom, or (c) require Purchaser to recall or cause the destruction of any materials not it its possession or control as of the Closing Date (e.g., materials distributed to third parties prior to the Closing Date) or materials archived on the internet on a website not operated by or on behalf of the Purchaser (e.g. cached pages of third party websites); provided, that Purchaser and its Affiliates shall not, in any event, be permitted to issue a press release or other public announcement containing the name “Goldman Sachs” except as permitted in Section 7.04(b).

6.02           Termination of Insurance; Overhead and Shared Services and Related Party Contracts.

(a)         Purchaser acknowledges and agrees that, effective as of the Closing, the Company and its Subsidiaries will cease to be insured by any insurance policies of Seller and its Affiliates.

(b)         Seller acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Company and its Subsidiaries shall cease and (ii) Purchaser or its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Company or any of its Subsidiaries.

(c)         Purchaser acknowledges and agrees that (and Seller shall cause), effective as of the Closing, each Contract between Seller or any Subsidiary of Seller (other than the Company or any Subsidiary of the Company), on the one hand, and the Company or any Subsidiary of the Company, on the other hand, will be automatically terminated and of no further effect, with no further Liability of any party thereto, except that the Contracts set forth in Section 6.02 of the Seller Disclosure Schedule as they may be amended prior to Closing ((i) with the prior written consent of Purchaser, (ii) as expressly provided in this Agreement or (iii) otherwise in any manner not disadvantageous to the Company or its Subsidiaries), will not terminate and will survive the Closing.

6.03           Seller Guarantees and Other Credit Support. Purchaser shall use its commercially reasonable efforts to procure the release by the applicable counterparty of each Contract set forth on Section 6.03 of the Purchaser Disclosure Schedule, effective as of the Closing, of any continuing obligation of Seller or any Affiliate of Seller (other than the Company or any Subsidiary of the Company) to guarantee the obligations of the Company or otherwise provide credit support to the Company under any such Contract and following the Closing shall indemnify and hold harmless Seller and the each such Affiliate from and against any Covered Loss resulting from or relating to any such obligation.

6.04           Release of Directors and Officers. Purchaser, on behalf of itself and each of its Affiliates, effective as of the Closing, releases each of the Resigning Persons and any former director or officer of the Company or any of its Subsidiaries from and against any and all past, existing or future, claims, demands, obligations and Liabilities, whether known or unknown, suspected or unsuspected, at law or in equity, solely arising from or related to any act or omission by any of those individuals in their capacity of directors or officers of the Company or any of its Subsidiaries prior to the Closing (“Pre-Closing Claims”); provided that such release and discharge shall be without prejudice to, and shall not limit or otherwise affect, any rights of any Purchaser Indemnified Party under Article XII against Seller with respect to any such Pre-Closing Claims. Purchaser also acknowledges and agrees that, notwithstanding anything in the contrary contained herein, prior to the Closing, Seller shall be entitled to cause the Company and its Subsidiaries to release each Resigning Person and each other such Person referred to in the prior sentence from all such Pre-Closing Claims; provided that such release and discharge shall be without prejudice to, and shall not limit or otherwise affect, any rights of any Purchaser Indemnified Party under Article XII against Seller with respect to any such Pre-Closing Claims.

6.05           Maintenance of Books and Records. After the Closing, Purchaser shall, and shall cause its Subsidiaries (including the Company and each of its Subsidiaries) to, preserve all pre-Closing Date records to the extent relating to the business of the Company and its Subsidiaries possessed or to be possessed by such Person. Upon any reasonable request from Seller or its Representatives, Purchaser shall (or shall cause the relevant Subsidiary to) (a) provide to Seller or its Representatives to the fullest extent permitted by applicable Law reasonable access to such records during normal business hours and (b) permit Seller or its Representatives to make copies of such records, in each case at no cost to Seller or its Representatives (other than for reasonable out-of-pocket expenses); provided that nothing herein shall require Purchaser to disclose its Tax records (except for Tax records of, or with respect to, the Company or any of its Subsidiaries, which records are relevant or relate to any period that ends on or before the Closing Date or any Straddle Period). Such records may be sought under this Section 6.05 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, regulatory, securities law disclosure or other similar purpose (other than for purposes relating to claims between Purchaser and Seller or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by Purchaser (or its Subsidiary) if Purchaser sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless Seller notifies Purchaser that such Seller desires to obtain possession of such records, in which event Purchaser shall transfer the records to Seller and Seller shall pay all reasonable expenses of Purchaser in connection therewith.

6.06           Financing Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Financing Commitments (except for any such amendments, modifications or waivers which, individually or in the aggregate, would not be reasonably expected to prevent, delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement) without the prior written consent of Seller. Without limiting the generality of the foregoing, Purchaser shall use commercially reasonable efforts to (i) maintain in effect the Debt Financing Commitments in accordance with their terms, (ii) satisfy on a timely basis all conditions and covenants applicable to Purchaser in the Debt Financing Commitments and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments, (iv) subject to Section 7.06, consummate the Debt Financing at or prior to the Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement unless, in the case of the Third Party Advance Facility, Seller elects in accordance with Section 7.06(b) to cause the transactions contemplated hereby to be consummated without using the Third Party Advance Facility. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by Purchaser, or to Knowledge of Purchaser, any other party to any Debt Financing Commitment or definitive document related to the Debt Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing or (y) material dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive document related to the Debt Financing; and (C) if for any reason Purchaser believes in good faith that (1) there is reasonably likely to be a material dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive document related to the Debt Financing or (2) it is reasonably likely that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive documents related to the Debt Financing. As soon as reasonably practicable, but in any event within five (5) business days after the date Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Senior Corporate Facility becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment relating to the Senior Corporate Facility, Purchaser shall use its commercially reasonable efforts to arrange and obtain financing as promptly as practicable from alternative sources in an amount sufficient to replace the Senior Corporate Facility as promptly as practicable. Subject to the terms of Section 7.06(c), if any portion of the Third Party Advance Facility becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment relating to the Third Party Advance Facility, upon the request of Seller, Purchaser shall use its commercially reasonable efforts to arrange and obtain financing as promptly as practicable from alternative sources in an amount sufficient to replace the Third Party Advance Facility on terms that are not in the aggregate materially worse for Purchaser than the terms indicated in the Debt Financing Commitment relating to the Third Party Advance Facility.

VII.           COVENANTS OF PURCHASER AND SELLER

7.01           Efforts and Actions to Cause the Closing to Occur.

(a)         Upon the terms and subject to the conditions of this Agreement, Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied, to consummate the Closing by September 1, 2011 or as promptly as practicable thereafter and to effectuate the transactions contemplated by the Transaction Agreements, including (i) the preparation and filing of all forms, registrations, notices and other documentation required to be filed to consummate the Closing and to effectuate the transactions contemplated by the Transaction Agreements, and the taking of such actions as are necessary to obtain any Seller Required Regulatory Approval, Purchaser Required Regulatory Approval or Required Third Party Consent, provided that neither Seller nor Purchaser shall be obligated to make any material payment or deliver anything of material value to any third party (other than filing and application fees to Governmental Authorities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any such approval or consent, (ii) seeking to prevent the initiation of, and defend, any Action by or before any Governmental Authority challenging this Agreement or the consummation of the Closing, and (iii) causing to be lifted or rescinded any Order adversely affecting the ability of the parties to consummate the Closing. In furtherance of and not in limitation of the foregoing, each of Seller and Purchaser agrees to make or cause to be made an appropriate filing of any Notification and Report Form required pursuant to the HSR Act and to negotiate as promptly as practicable definitive documents reflecting the terms of the Partial Seller Advance Facility (as set forth in Exhibit B) and the Full Seller Advance Facility (as set forth in Exhibit B).

(b)         If any Party or Affiliate thereof receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party (to the extent permitted by applicable Law), an appropriate response in compliance with such request.

(c)         To the extent permitted by applicable Law, the Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the Required Seller Regulatory Approvals and the Required Purchaser Regulatory Approvals, including:

(i)           reasonably cooperating with each other in connection with any filings with respect to Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals;

(ii)          furnishing to the outside counsel of the other party all reasonably requested information within its possession that is required in connection with any Seller Required Regulatory Approval or Purchaser Required Regulatory Approval,

(iii)         promptly notifying each other of any material communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement;

(iv)         not participating in any substantive meeting, discussion or conversation with any Governmental Authority in connection with proceedings under or relating to any Seller Required Regulatory Approval or Purchaser Required Regulatory Approval, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; and

(v)          reasonably consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Seller Required Regulatory Approval or Purchaser Required Regulatory Approval.

7.02           Ancillary Agreements. On the Closing Date, each of Seller and Purchaser shall (and, if applicable, each shall cause its respective Affiliates to) execute and deliver each of the Ancillary Agreements to which it (or any such Affiliate) is a party if such Ancillary Agreement has not been executed prior thereto.

7.03           Post-Closing Cooperation In Connection with Actions. Subject to Section 5.02(b), from and after the Closing, in connection with any Action arising in connection with (a) any Loss Sharing Claim or claim with respect to a Retained Liability or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving the Company or any of any Subsidiary (each Party shall, and shall cause its Subsidiaries), to, cooperate with reasonable requests of the other Party and its counsel, to make available its personnel, and provide such testimony and, subject to any applicable confidentiality restrictions and applicable Law, access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the requesting Party.

7.04           Confidentiality; Publicity.

(a)         The terms of the letter agreement dated March 17, 2011 between Purchaser and GS & Co (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects and its term shall be deemed extended until the date two years from the date hereof. Notwithstanding anything to the contrary in this Section 7.04(a), following the date hereof, except as required by applicable Law, Purchaser and its Subsidiaries shall not disclose or use for any purpose information with respect to Seller and its Subsidiaries, other than the Company and its Subsidiaries, that is obtained by Purchaser in connection with this Agreement and the transactions hereunder. Purchaser and its Subsidiaries shall not make such information available to any Affiliate or any other Person (other than Purchaser, the Company and their respective Subsidiaries).

(b)         Neither Party shall issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), except that each Party may make such disclosure to the extent required by an applicable requirement of Law; provided that each Party shall give the other a reasonable opportunity to review and comment upon such disclosure to the extent practicable.

7.05           Notices of Certain Events. From the date hereof until the Closing Date, each Party will, subject to applicable Law, promptly notify the other Party of:

(a)         any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)         any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)         the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; provided, however, that the obligation to give notice pursuant to this Section 7.05(c) shall not be deemed a covenant or obligation for the purposes of Section 10.02(a) or Section 10.03(a);

(d)         any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e)         any written material action, suit, claim, investigation or proceeding commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.10 of this Agreement; and

(f)         any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article X becoming incapable of being satisfied.

Notwithstanding the foregoing, no delivery of any notice pursuant to this Section 7.05 shall (i) have any effect for the purpose qualifying the representations and warranties of the notifying party contained herein, or be deemed to cure any misrepresentation or breach of warranty that might otherwise have existed hereunder by reason of the omission of such item from the Seller Disclosure Schedules or (ii) limit or otherwise affect any of the remedies available to any party pursuant to this Agreement or the representations, warranties, covenants, agreements or conditions to the obligation of the parties under this Agreement.

7.06           Advance Financing.

    (a)         Purchaser shall cooperate with Seller’s reasonable requests for information with respect to the expected terms and conditions of the Third Party Advance Facility. In addition, the Parties shall cooperate and use commercially reasonable efforts, including obtaining necessary consents from third parties, to cause Servicing Agreements to be deemed “Eligible Servicing Contracts” as defined in Exhibit C.

    (b)         Purchaser shall use its commercially reasonable efforts to deliver to Seller a notice containing the Final Third Party Advance Facility Terms on or prior to the Final Third Party Advance Facility Delivery Date. If Purchaser does not deliver such notice because the Rating Agency Levels Delivery Date has not yet occurred by such time, Seller shall instruct Purchaser whether to continue pursuing the Third Party Advance Facility for execution post-Closing. If Purchaser delivers such notice, not later than five (5) Business Days thereafter, Seller shall notify Purchaser in writing whether Purchaser shall be required to consummate the transactions at the Closing using (x) the Third Party Advance Facility and the Partial Seller Advance Facility or (y) the Full Seller Advance Facility. If Seller fails to deliver such notice or otherwise rejects the Final Third Party Advance Facility Terms, it shall be deemed to have elected to cause Purchaser to consummate the transactions at the Closing using the Full Seller Advance Facility (and to have instructed Purchaser not to continue pursuing the Third Party Advance facility for a post-Closing execution as described in Section 7.06(d)).

(i)           If Seller makes the election referred to in clause (x), Seller (either directly or through one or more Subsidiaries) shall purchase, at par, at the Closing the principal amount of Subordinated Notes issued from the Third Party Advance Facility that is described as the amount thereof that “GS” is required to purchase under the heading “Loan Facility” in Exhibit B, and the amount made available under the Partial Seller Advance Facility shall be determined as set forth under the headings “Initial Commitment” and “Weighted Average Advance Rate Cap” in Exhibit B.

(ii)          If Seller makes (or is deemed to have made) the election referred to in clause (x) above and the transactions at the Closing are consummated using the Third Party Advance Facility or a Third Party Advance Facility is executed after the Closing, Seller shall be deemed to have made in Article III the following representations as of the date hereof: to Seller’s Knowledge, all of the Servicer Advances not previously collected or reserved for as of the Closing Date (x) were made in compliance with the applicable Servicing Agreements and (y) are valid receivables of the Company under GAAP.

    (c)         If Seller makes the election contemplated by clause (x) of Section 7.06(b) but the purchasers of the Senior Term Notes and Senior VFNs under the Third Party Advance Facility fail to complete such purchase (or if the Third Party Advance Facility (or any replacement facility to the Third Party Advance Facility that becomes available after the application of the covenant in the last sentence of Section 6.06) otherwise becomes unavailable for any reason), Seller (without limiting any other rights it may have in respect of such failure) shall at the Closing provide the Full Seller Advance Facility, subject to its terms and conditions.

    (d)         If Purchaser does not deliver the Final Third Party Advance Facility Terms on or prior to the Final Third Party Advance Facility Delivery Date because the Final Third Party Advance Facility Delivery Date shall have occurred before the Rating Agency Levels Delivery Date, and the Closing occurs using the Full Seller Advance Facility, if Seller has instructed Purchaser pursuant to Section 7.06(b) that it desires to continue pursuing the Third Party Advance Facility for a post-Closing execution, then Purchaser shall use commercially reasonable efforts to deliver to Seller a notice setting forth the Final Third Party Advance Facility Terms on or prior to the Rating Agency Levels Delivery Date, which notice shall include an offer to refinance the Full Seller Advance Facility using a Third Party Advance Facility reflecting such Final Third Party Advance Facility Terms and the Partial Seller Advance Facility. Seller may accept such offer by delivering a notice of acceptance to Purchaser within five (5) Business Days after receipt of such notice from Purchaser.

(i)           If Seller does not so accept such offer, the Full Seller Advance Facility shall continue in accordance with its terms and, if the Final Third Party Advance Facility Terms set forth in Purchaser’s notice are consistent with the Minimum Conforming Third Party Advance Facility Terms, Seller will within five (5) Business Days thereafter pay to Purchaser in immediately available funds an amount equal to the Financing Break Fee.

(ii)          If Seller accepts such offer, Seller shall be obligated to purchase, at par, at the closing of the Third Party Advance Facility, the amount of Subordinated Notes issued from the Third Party Advance Facility that is described as the amount thereof that “GS” is required to purchase under heading “Loan Facility” in Exhibit B and the aggregate amount made available under the Partial Seller Advance Facility shall be determined as set forth under the headings “Initial Commitment” and “Weighted Average Advance Rate Cap” in Exhibit B.

    (e)         If the Final Third Party Advance Facility are not consistent in all material respects with the Minimum Conforming Third Party Advance Facility Terms, Purchaser may present to Seller (at the time when it would otherwise be required to notify Seller of the proposed final terms of the Third Party Advance Facility) an alternative proposal for third party financing of the Servicer Advances containing the most favorable terms then available to Purchaser (the “Alternative Third Party Advance Facility”) and, at Seller’s request, Purchaser and Seller shall cooperate to seek to consummate the Closing utilizing any such Alternative Third Party Advance Facility together with the Partial Seller Advance Facility modified, to the extent necessary, to achieve for Purchaser the same aggregate economic terms as would have applied had the Minimum Conforming Third Party Advance Facility Terms been available.

    (f)          For the avoidance of doubt, nothing in this Section 7.06 shall permit any Party to delay the Closing beyond the date that the Closing would otherwise occur in accordance with the other terms and conditions of this Agreement.

7.07           GS Interco Payable; Other Intercompany Indebtedness.

(a)         Purchaser agrees that, concurrently with the Closing, it will make a capital contribution to the Company in an amount equal to Estimated Closing Company Repayment Amount less the proceeds, if any, of the Full Seller Advance Facility or the Partial Seller Advance Facility and Third Party Advance Facility, as the case may be. Each of Purchaser and Seller shall cooperate so as to cause the Company, concurrently with the Closing, to immediately use such capital contribution and such proceeds to repay in full the amount outstanding under the Existing Seller Advance Facility Agreement and to repay the Closing GS Interco Payable.

(b)         Prior to or simultaneous with the Closing, Seller will cause all Intercompany Indebtedness to be satisfied in full and thereby cease to be obligations and rights of the Company or any of its Subsidiaries (in each case, without Liability to Purchaser or any of its Affiliates including, after the Closing, the Company and its Subsidiaries) such that as of the Closing there will be no Intercompany Indebtedness.

7.08           GS Servicing Agreement.  Following the date hereof and prior to July 1, 2011, the Parties will negotiate in good faith to agree on amendments to the GS Servicing Agreement and similar agreements between Affiliates of Seller, on the one hand, and the Company, on the other hand, that are on terms mutually acceptable to the Parties and that would be effective from and after the Closing, such negotiation to be initially based on the terms set forth in the form of amended and restated agreement attached as Exhibit E with such negotiated additions and revisions as the Parties may agree to in good faith. If the Parties fail to so agree by July 1, 2011, Seller may cause the GS Servicing Agreement and similar agreements between the Company and Affiliates of Seller to be terminated on sixty (60) days’ notice to the Company. Nothing in this Section 7.08 shall be deemed to require any Party to agree to any such amendments and any such agreement shall be subject to such Party’s review and approval process for similar matters.

VIII.           TAX MATTERS

8.01           General. Notwithstanding any other provision in this Agreement (with the exception of Sections 3.09, 5.01(viii) and clause (ii) of the first sentence of Section12.01(a) hereof), this Article VIII will exclusively govern the allocation of Tax liabilities and Tax matters.

8.02           Tax Cooperation.

(a)         Purchaser and Seller will furnish to each other, upon request, as promptly as practicable, such information and assistance relating to Seller, either Parent, the Company or any of their respective Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns and claims for refund of Taxes, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Action relating to any Tax, in each case in respect of the Company or its Subsidiaries. The Party requesting any such information will bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the Party requesting such information will (i) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry, (ii) disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (iii) return any original documents promptly, after (A) the filing of such Tax Return or claim for refund, the making of such election, or the conclusion of such audit or Action and (B) upon request of the other Party, all copies of the information received by it, and (iv) take all steps necessary to cause its officers, directors, employees and Representatives to comply with the terms and conditions of this Section 8.02. Purchaser and Seller will retain all books and records with respect to Taxes pertaining to the Company or any of its Subsidiaries for a period of six (6) years following the Closing or, if longer, until the statute of limitations has run on any Pre-Closing Tax Period or Straddle Period. Subject to Section 8.04, Purchaser and Seller will cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving Seller, the Company or any of their respective Subsidiaries.

(b)         At Seller’s reasonable request, Purchaser will cause the Company and/or any of its Subsidiaries to make and/or join with Seller (or any of its Affiliates) in making any election if the making of such election could not reasonably be expected to have any adverse impact on Purchaser, any Affiliate of Purchaser, the Company or any of its Subsidiaries.

(c)         Purchaser and Seller shall cooperate as provided in this Section 8.02(c) to determine (in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code) the allocation of the Purchase Price and, to the extent included in the amount realized for federal income tax purposes, liabilities of the Company (including liabilities of any Subsidiary that are disregarded as separate from the Company) among the assets of the Company (including the assets of such Subsidiaries) (the “Allocation”). No later than the Closing Date or as soon thereafter as practicable, Purchaser and Seller shall agree on a preliminary Allocation. Thereafter, as soon as practicable after the determination of the final Closing Statement, Purchaser and Seller shall mutually adjust such allocation solely to the extent necessary to reflect differences between the Company’s assets and liabilities as of the Closing Date and those taken into account in determining the preliminary Allocation. Except as required by Law, neither Purchaser nor Seller shall take, nor shall they permit any Affiliate (including the Company and its Subsidiaries) to take, any position for income Tax purposes that is inconsistent with the Allocation as finally determined hereunder; provided, however, that (i) the basis of the Company’s assets to Purchaser shall differ from the total amount allocated to the extent necessary to reflect Purchaser’s capitalized transaction costs not included in the Allocation, and (ii) the amount realized by Seller on the sale of the Partnership Interests may differ from the Allocation to reflect transaction costs that reduce Seller’s amount realized for federal income tax purposes.

(d)         None of Purchaser or its Affiliates shall make an election under Section 338 of the Code (or similar election) regarding the transactions contemplated by this Agreement.

(e)         Purchaser or Seller, as required by applicable Law, (the “Preparing Party”) will timely file all Tax Returns with respect to all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, transfer, transaction privilege and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), and all such Transfer Taxes (and all out-of-pocket costs for preparation of such Tax Returns) shall be borne equally by Purchaser and Seller, whether or not reflected on a Tax Return. Within ten (10) days prior to payment of such Transfer Taxes being due, the Preparing Party will provide the other Party with copies of such Tax Returns, and the other Party will pay to Preparing Party within seven (7) days thereof fifty percent (50%) of the amount of such Transfer Taxes. Purchaser and Seller will reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law.

8.03           Apportionment; Return Filings; Refunds and Credits.

(a)         The portion of Tax with respect to the income, property or operations of the Company or any of its Subsidiaries that relates to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.03(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes, other than (A) sales or use taxes, (B) value-added taxes, (C) employment taxes, (D) withholding taxes and (E) any Tax based on, or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and denominator of which is the number of days in the Straddle Period and (ii) in the case of any (A) sales or use taxes, (B) value added taxes, (C) employment taxes, (D) withholding taxes, and (E) any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount (determined without annualizing any Tax rate) that would be payable if the Straddle Period ended on and included the Closing Date but excluded all transactions that occur after the Closing (without Seller’s prior consent) outside the Ordinary Course of Business. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. For purposes of this Section 8.03(a), any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(b)           (ii)          Seller or its designee will prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Taxing Authority all Tax Returns of the Company and its Subsidiaries required to be filed (taking into account any extensions) for any taxable period ending on or before the Closing Date. Seller will pay or cause to be paid any and all unpaid Taxes due with respect to such Tax Returns; provided, however, that Purchaser will pay or cause to be paid any such Taxes to the extent of the accrued amount of such Taxes included in the final Closing Modified Net Worth Amount. Purchaser will provide or cause to be provided to Seller in a timely manner all reasonably necessary data and other information available to Purchaser and not otherwise available to Seller to prepare such Tax Returns.

(iii)         Purchaser or its designee will prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Taxing Authority all Tax Returns of or relating to the Company and its Subsidiaries required to be filed (taking into account any extensions) for any taxable period ending after the Closing Date. Purchaser will pay or cause to be paid any and all Taxes due with respect to any such Returns; provided,however, that Seller will pay or cause to be paid any such Taxes of the Company or its Subsidiaries relating to a Pre-Closing Straddle Period except to the extent of the accrued amount of such Taxes included in the final Closing Modified Net Worth Amount.

(iv)        Purchaser will deliver to Seller any Tax Returns described in Section 8.03(b) with respect to which Seller is required to pay or cause to be paid any Taxes relating to any Pre-Closing Straddle Period (and any relevant workpapers or other documents reasonably requested by Seller) for Seller’s review and comment as soon as practicable prior to the due date of such Tax Returns (but in any event no fewer than thirty (30) days before the filing date), and Seller will provide Purchaser with comments no later than ten (10) days prior to the due date of such Tax Returns. Unless otherwise agreed with Seller, Purchaser shall prepare such Tax Returns on a basis consistent with past practices, unless otherwise required by applicable Law on the advice of counsel. Purchaser will reasonably consider any revisions to such Tax Returns that relate to any Pre-Closing Straddle Period as are requested by Seller.

(v)         Except as required by Law, neither Purchaser nor any of its Affiliates will amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period without the prior written consent of Seller. Except as required by Law, Seller may not amend, refile, revoke or otherwise modify or cause or permit to be amended, refiled, revoked or otherwise modified any Tax Return or Tax election of the Company or any of its Subsidiaries that affects or may affect the Tax liability of the Company or any of its Subsidiaries with respect to a Post-Closing Tax Period or Post-Closing Straddle Period without the prior written consent of Purchaser.

(c)         Seller shall indemnify Purchaser, Purchaser’s Affiliates, the Company and its Subsidiaries, and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for any Pre-Closing Tax Period or Pre-Closing Straddle Period (except to the extent of the accrued amount of such Taxes included in the final Closing Modified Net Worth Amount), (ii) all Taxes (or the non-payment thereof) for which the Company or any of its Subsidiaries is liable because of its membership in a consolidated, combined or other group with Persons other than the Company and its Subsidiaries prior to the Closing Date, and (iii) subject to Section 12.01, any failure of any representation or warranty of Seller set forth in Section 3.09 to be true and correct in all material respects or a material breach of a covenant set forth in Section 5.01(viii) or any agreement set forth in this Article VIII. Purchaser shall indemnify Seller and Seller’s Affiliates and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) for which Purchaser is liable under this Article VIII and (ii) a breach of or any agreement set forth in this Article VIII.

(d)         Purchaser will pay or cause to be paid to Seller any refunds or credits of income Taxes (including interest thereon) with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period received by or credited to Purchaser, the Company or any of its Subsidiaries or any of their Affiliates within ten (10) Business Days after the receipt of such refund or the realization of such credit; provided, however, that Purchaser shall not be required to reimburse Seller for any such refund or credit to the extent such refund or credit was included as an asset in the final Closing Modified Net Worth Amount. At Seller’s reasonable request, Purchaser and its Affiliates will use commercially reasonable efforts to cooperate with Seller in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims as prepared by Seller, at Seller’s own expense.

8.04           Procedures Relating to Defense of Tax Claims. If after the Closing, notice of a Tax Contest is made by any Taxing Authority against the Company or any of its Subsidiaries, which asserts that the Company or any of its Subsidiaries is or may be liable for any Taxes and which Tax Contest, if successful, might result in a Liability of Seller under applicable Law or under this Agreement, Purchaser will promptly notify Seller in writing of such claim after receipt of notice by Purchaser, the Company or any of their Affiliates. Seller will promptly notify Purchaser in writing of such claim after receipt of notice by Seller or any of its Affiliates. Seller shall, at its election, have the right to represent the Company’s or its Subsidiaries’ interests, as the case may be, in any Tax Contest relating to a Pre-Closing Tax Period, to employ counsel of its choice at its expense and to control the conduct of such Tax Contest. Seller shall have the right to settle or dispose of any such Tax Contest, provided, however, that Seller shall consult with Purchaser regarding any such Tax Contest and shall allow Purchaser to participate in any such proceeding (at its own cost and expense), and provided further that no settlement or other disposition of any Tax Claim which would adversely affect Purchaser (or the Company or any of its Subsidiaries in any Post-Closing Tax Period) shall be agreed to without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Purchaser shall have the right to control the conduct and resolution of any Tax Contest relating to a Post-Closing Tax Period, provided, however, that with respect to Tax Contests relating to a Straddle Period (in a way which could result in an indemnification obligation by Sellers pursuant to Section 8.03(c)), Purchaser shall keep Seller reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining Seller’s prior written consent thereto, which shall not be unreasonably withheld, delayed, or conditioned.

8.05           Separate Tax Returns. For the avoidance of doubt, references in Section 3.09, 5.01(viii), 5.02(a), 7.03 and in this Article VIII to Tax Returns, Tax withholding or other liabilities, or Tax audits, elections or other procedural matters relating to Taxes, of or in respect of the Company or its Subsidiaries apply to them only to the extent they are treated for purposes of Taxes as separate entities or as part of a group consisting only of them, and thus shall not apply to any direct or indirect owner of the Company or its Subsidiaries based on the status of the Company or its Subsidiaries as disregarded entities for certain Tax purposes. Nothing in this Agreement shall grant to Purchaser or to the Company or any of its Subsidiaries any rights of control over, or access to or information about, Taxes or Tax procedures or Tax Returns of or filed by The Goldman Sachs Group, Inc. or its Affiliates other than the Company and its Subsidiaries to the extent they are separate taxpayers.

IX.           EMPLOYEES AND EMPLOYEE BENEFITS

9.01           Employee Benefits and Compensation.

(a)         Except as otherwise provided in this Section 9.01 or Article XII (relating to indemnification), the Company or one of its Subsidiaries (or an Affiliate thereof designated by Purchaser) will be responsible on and following the Closing for each Litton Employee Plan identified in Section 3.12(a)(i) of the Seller Disclosure Schedule and employment-related liabilities (whether incurred before, on or after the Closing Date) with respect to any Company Person, including liability for continuation coverage pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) under any Litton Employee Plans. Seller (or one of its Subsidiaries or Affiliates designated by Seller) will be responsible on and following the Closing for each Seller Plan and employment-related liabilities (whether incurred before, on or after the Closing Date) with respect to any Company Person.

(b)           (i)           Without limitation on the foregoing, until the one-year anniversary of the Closing Date, the Purchaser will continue in effect the severance plans of the Company and the Seller (or applicable Affiliate) for the benefit of respective Continuing Employees that were participating therein immediately prior to the Closing Date. Any payment pursuant to such severance plan shall be calculated based on the higher of the Continuing Employee’s salary as of (A) the termination date of employment with Purchaser or its subsidiaries or successors, or (B) the Closing Date.

(ii)          Purchaser will, or will cause the Company or one of its Subsidiaries (or an Affiliate thereof designated by Purchaser) to, administer and assume all responsibility for the Litton Employee Plans in accordance with their terms. Except as provided in Section 9.01(c)(i), Purchaser will, or will cause the Company or one of its Subsidiaries (or any other Affiliate designated by Purchaser) to, cause all plans and programs of Purchaser, the Company and its Subsidiaries (or any other Affiliate designated by Purchaser) that provide benefits to Continuing Employees to recognize all service of the Continuing Employees with Seller or any of its predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was counted under similar benefit plans of Seller or any of its predecessors and Affiliates for purposes of eligibility, vesting, eligibility for early retirement benefits and benefit accrual, except as would result in a duplication of benefits.

(iii)         Any medical, dental or vision plan of Purchaser, the Company or any of its Subsidiaries (or any other Affiliate designated by Purchaser) that is adopted or continued after the Closing to provide group health benefits to Continuing Employees (a “Purchaser Group Health Plan”) will not include with respect to any Continuing Employee any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such restrictions or limitations were applicable as of the Closing Date under a Litton Employee Plan or Seller’s or any of its Subsidiaries’ current group health plans in effect as of the Closing Date or any similar plans of Seller or any of its predecessors or Affiliates (an “Existing Group Health Plan”)), and any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of such Existing Group Health Plan ending on the date such Continuing Employee’s participation in such Purchaser Group Health Plan begins will be taken into account under the Purchaser Group Health Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Group Health Plan.

(c)            (i)          On or immediately prior to the Closing Date Seller shall, or shall cause its Subsidiary or Affiliate to, fully vest the unvested account balances of Continuing Employees who participate in the Archon 401(k) Retirement Plan (the “Archon 401(k) Plan”) or any other 401(k) retirement plan maintained by Seller or its Affiliates for the benefit of Continuing Employees. As soon as practicable after the Closing Date but in no case later than 60 days Purchaser shall cause the Company to adopt a defined contribution plan with a section 401(k) feature (the “Company 401(k) Plan”). The Company 401(k) Plan shall provide for the receipt of eligible rollover contributions from Continuing Employees entitled to distributions from the Archon Retirement Plan or any other 401(k) retirement plan maintained by Seller or its Affiliates for the benefit of Continuing Employees, including, to the extent possible under the recordkeeping system supporting the Company 401(k) Plan, associated loans transferred in kind as a direct rollover within the meaning of section 402 of the Code.

(ii)          Purchaser will, or will cause the Company and its Subsidiaries (or an Affiliate thereof designated by Purchaser), have the Company 401(k) Plan to recognize all service of the Continuing Employees with Seller or any of its predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was counted under the Archon 401(k) Plan or another 401(k) retirement plan maintained by Seller or its Affiliates for the benefit of Continuing Employees, except as would result in a duplication of benefits.

(iii)         Purchaser will, or will cause the Company or its Subsidiaries (or an Affiliate thereof designated by Purchaser) to, continue to reimburse Archon for the participation of Continuing Employees in any employee benefit plan, program, arrangement, agreement or commitment maintained by Seller or its Affiliates including Archon (other than the Company and its Subsidiaries), or in respect of which any such Person has or may have any liability for benefits provided to Continuing Employees in respect of the period on or prior to the Closing Date to the extent accrued or reserved against and is included in the final Closing Modified Net Worth Amount, as consistent with past practice.

(d)         On or prior to the Closing, Seller shall cause the individuals set forth on Section 9.01(d)(i) of the Seller Disclosure Schedule (“Company Transfer Employees”) to cease to be employed by the Company and become employees of Seller or its Affiliates (other than the Company and its Subsidiaries). Purchaser agrees that it will not (and will cause each of its Affiliates not to), directly or indirectly (including through an executive search firm), without the prior written consent of Seller prior to the eighteen month anniversary of the Closing Date, (i) solicit any employee set forth in Section 9.01(d)(i) of the Seller Disclosure Schedule to leave his or her employment, with the Seller any of its Subsidiaries or any such successor, or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring or attempting to hire such employee, or (ii) hire, employ or engage any such employee. Purchaser further agrees that, for the time period commencing on the date of this Agreement and continuing until the earlier of (x) the Closing Date or (y) eighteen (18) months from the date of this Agreement, it will not (and will cause each of its Affiliates not to), directly or indirectly (including through an executive search firm), without the prior written consent of Seller (i) solicit any employee set forth in Section 9.01(d)(i) of the Seller Disclosure Schedule to leave his or her employment with Seller, any of its Subsidiaries or any such successor, or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring or attempting to hire such employee, or (ii) hire, employ or engage any such employee.

9.02           Employee Matters.

(a)         It is expressly agreed and understood that neither Purchaser nor Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other, and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees.

(b)         Subject to the terms of this Agreement, at all times prior to the Closing, Seller will have sole and exclusive responsibility for the operation and management of the Company and its Subsidiaries, for the employment and control of Company Employees, for compliance with all Laws governing the employment relationship, and for compliance with the terms of any employment Contract or Employee Plan covering Company Employees. At all times on or subsequent to the Closing, Purchaser will have sole and exclusive responsibility for the operation and management of the Company and its Subsidiaries, for the employment and control of Continuing Employees, for compliance with all Laws governing the employment relationship, and for compliance with the terms of any employment Contract or Employee Plan covering Continuing Employees.

X.           CONDITIONS TO CLOSING

10.01           Conditions to Each Party’s Obligations. The obligations of each Party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver in writing, at or prior to the Closing, of the following conditions:

(a)         The waiting period under the HSR Act relating to the transactions contemplated hereby shall have been terminated or expired.

(b)         There shall be no Law or Order of a Governmental Authority of competent jurisdiction in effect, and no Action asserted by any Governmental Authority seeking a Law or Order, in each case that precludes or prohibits the consummation of the Closing.

10.02           Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver in writing, at or prior to Closing, of the following further conditions:

(a)         Seller shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it on or prior to the Closing Date (other than the covenants and obligations contained in Section 2.03(c) which shall have been performed in all respects).

(b)         The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04(b), 3.05, 3.06(a) and 3.08(a) shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date). Each of the other representations and warranties of Seller contained in Article III shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), disregarding the phrases “materially,” “in all material respects” or similar phrases and any qualifications as to a Material Adverse Effect, with only such exceptions as would not in the aggregate be reasonably expected to have a Material Adverse Effect.

(c)         Purchaser shall have received a certificate signed by an officer of Seller or any of its Subsidiaries certifying that the conditions set forth in Sections 10.02(a) and 10.02(b) shall have been satisfied.

(d)         All Seller Required Regulatory Approvals specified in Section 10.02(d) of the Seller Disclosure Schedule shall have been received and not withdrawn.

(e)         Seller shall have delivered to Purchaser executed counterpart signature pages from Seller and each of its Affiliates, as applicable, that are parties to the Ancillary Agreements and all such Ancillary Agreements shall be in effect as of the Closing (upon delivery of any such applicable signature pages by Purchaser and its Affiliates, as applicable).

(f)         Since the date of this Agreement, other than any matter or condition expressly described in the Seller Disclosure Schedule, there shall have not occurred any event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

10.03           Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)         Purchaser shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it on or prior to the Closing Date (other than the covenants and obligations contained in Section 2.03(b) which shall have been performed in all respects).

(b)         The representations and warranties of Purchaser set forth in Sections 4.01 and 4.02 shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date(except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date). Each of the other representations and warranties of Purchaser contained in Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date in which case such representation or warranty shall be true and correct as of such specified date), disregarding the phrases “materially,” “in all material respects” or similar phrases and any qualifications as to a material adverse effect, with only such exceptions as would not in the aggregate be reasonably expected to have a material adverse effect on Purchaser’s ability to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)         Seller shall have received a certificate signed by an officer of Purchaser certifying that the conditions set forth in Sections 10.03(a) and 10.03(b) shall have been satisfied.

(d)         All Seller Required Regulatory Approvals specified in Section 10.02(d) of the Seller Disclosure Schedule shall have been received and not withdrawn.

(e)         The material representations and warranties of the Company in the Full Seller or Partial Seller Advance Facility Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or if made as of a specific date, on and as of such date).

(f)         The payments contemplated by Section 2.03(b)(ii) shall have occurred concurrently with the Closing.

10.04           Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Sections 10.01, 10.02 or 10.03 to be satisfied if such failure was caused by such Party’s failure to comply with its obligations in this Agreement.

XI.           TERMINATION

11.01           Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of Seller and Purchaser;

(b)         by either Seller or Purchaser if the Closing has not been consummated on or before November 1, 2011, provided, that if the condition set forth in Sections 10.02(d) or 10.03(d) have not been satisfied prior to the Termination Date, but all other conditions to the Closing have been satisfied or are reasonably expected to be capable of being satisfied, the Termination Date may be extended from time to time by Seller or Purchaser one or more times by written notice to the other Party up to a date not beyond January 1, 2012 (such date, as so extended the “Termination Date”);

(c)         by Seller, (but only so long as Seller is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Purchaser such that one or more of the conditions to Closing set forth in Section 10.01 and 10.03 are not capable of being fulfilled as of the Termination Date and such breach, if of a type that can be cured, shall not have been cured by Purchaser or waived by Seller within twenty (20) days of written notice thereof from Seller;

(d)         by Purchaser, (but only so long as Purchaser is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Seller such that one or more of the conditions to Closing set forth in Section 10.01 and 10.02 are not capable of being fulfilled as of the Termination Date and such breach, if of a type that can be cured, shall not have been cured by Seller or waived by Purchaser within twenty (20) days of written notice thereof from Purchaser; or

(e)         by either Seller or Purchaser in the event of the issuance of a final, non-appealable Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

Notwithstanding anything in this Section 11.01 to the contrary, no Party may terminate this Agreement pursuant to paragraphs (b), (c), (d) or (e) of this Section 11.01 if such Party’s failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.

The Party desiring to terminate this Agreement pursuant to paragraph (b), (c), (d) or (e) of this Section 11.01 will give written notice of such termination to the other Party specifying the grounds for termination.

11.02           Effect of Termination. If this Agreement is terminated in accordance with Section 11.01, (a) this Agreement shall be null and void and have no further force and effect, except that the provisions of this Section 11.02 (Effect of Termination), Section 7.04(a) (Confidentiality) and Article XIII (Miscellaneous) will survive any termination hereof pursuant to Section 11.01 and (b) nothing contained herein shall terminate any Party’s liability for intentional breaches of this Agreement prior to termination. For this purpose “intentional” means an action or omission that the breaching party knows or reasonably should have known is or would result in a breach of this Agreement.

XII.           SURVIVAL; INDEMNIFICATION

12.01           Survival.

(a)         The representations and warranties of the parties hereto contained herein shall survive until the eighteen (18) month anniversary of the Closing Date, except that (i) each Seller Fundamental Representation and each Purchaser Fundamental Representation shall survive without limitation and (ii) the representations and warranties set forth in Section 3.09 (Taxes) shall survive the Closing and continue until thirty (30) calendar days after the expiration of the applicable statute of limitations. Neither Purchaser nor Seller shall have any obligation to indemnify Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be, with respect to claims for breach of any representation or warranty first asserted in accordance with this Article XII after the expiration of the survival period specified therefor in this Section 12.01(a).

(b)         Neither Purchaser nor Seller shall have any obligation to indemnify Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be, with respect to claims for breaches of covenants under this Agreement (i) that are to be performed prior to Closing unless such claims are first asserted in accordance with this Article XII within twelve (12) months following the Closing and (ii) that are to be performed after the Closing unless such claims are first asserted within twelve (12) months following the date on which such covenant or agreement was required to be performed in accordance its terms.

12.02           Indemnification by Seller. Subject to the limitations set forth in this Article XII, from and after the Closing, Seller will indemnify, defend and hold harmless Purchaser, the Company, their respective Subsidiaries and respective officers, directors and employees (collectively, the “Purchaser Indemnified Parties”)

(a)         from and against any Covered Losses incurred by any such Purchaser Indemnified Party resulting from or arising out of the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or the certificate provided by Seller pursuant to Section 10.02(c);

(b)         from and against any Covered Losses incurred by any such Purchaser Indemnified Party resulting from or arising out of any failure by Seller to comply with any covenant or agreement made by Seller in this Agreement; and

(c)         from and against any Covered Losses incurred by such Purchaser Indemnified Party resulting from or arising out of Loss Sharing Claims to the extent necessary so that Seller (and the other Seller Indemnified Parties) shall bear, whether directly or through the indemnification provided in this Section 12.02(c), (i) first, eighty percent (80%) of each claim in respect of such Covered Losses until the amount paid pursuant to this Section 12.02(c) is equal to eighty percent (80%) of the Shared Loss Cap and (ii) thereafter, twenty percent (20%) of any such Covered Losses until the amount paid pursuant to this Section 12.02(c) is equal to the Shared Loss Cap; and

(d)         from and against any Retained Liability.

The following shall be deemed payments by Seller pursuant to Section 12.02(c) for purposes of the Shared Loss Cap: (i) eighty percent (80%) of any Pre-Closing Loss Sharing Claim Payments (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are less than fifty percent (50%) of the Purchase Price Cap) and (ii) twenty percent (20%) of the Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are less than one hundred percent (100%) of the Purchase Price Cap). In the event a Covered Loss would be eligible for indemnity under either Section 12.02(a) or Section 12.02(c), such Covered Loss shall be recoverable only under Section 12.02(a). In the event a Covered Loss would be eligible for indemnity under (i) either Section 12.02(a) or Section 12.02(c) and (ii) Section 12.02(d), such Covered Loss shall be recoverable only under Section 12.02(d).

12.03           Indemnification by Purchaser. Subject to the limitations set forth in this Article XII, from and after the Closing Purchaser will (and will cause the Company, jointly and severally with Purchaser, to) indemnify, defend and hold harmless Seller, its Subsidiaries and their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”)

(a)         from and against any Covered Losses incurred by any such Seller Indemnified Party resulting from or arising out of any inaccuracy in any representation or warranty of Purchaser contained in this Agreement or the certificate provided by Purchaser pursuant to Section 10.03(c);

(b)         from and against any Covered Losses incurred by any such Seller Indemnified Party resulting from or arising out of any failure by Purchaser to comply with any covenant or agreement made by Purchaser in this Agreement; and

(c)         from and against any Covered Losses incurred by such Seller Indemnified Party resulting from or arising out of Loss Sharing Claims to the extent necessary so that Purchaser (and the other Purchaser Indemnified Parties) shall bear, whether directly or through the indemnification provided in this Section 12.03(c), (i) first, twenty percent (20%) of each claim in respect of such Covered Losses until the amount paid pursuant to this Section 12.03(c) is equal to twenty percent (20%) of the Shared Loss Cap, (ii) second, eighty percent (80%) of any such Covered Losses until the amount paid pursuant to this Section 12.03(c) is equal to the Shared Loss Cap and (iii) thereafter one hundred percent (100%) of any such Covered Losses in excess of the Shared Loss Cap.

●           The following shall be deemed payments by Purchaser pursuant to Section 12.03(c) for purposes of the Shared Loss Cap: (i) twenty percent (20%) of any Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are less than fifty percent (50%) of the Purchase Price Cap) and (ii) eighty percent (80%) of the Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves (for the portion, if any, of the aggregate Pre-Closing Loss Sharing Claim Payments and Loss Sharing Reserves that are less than one hundred percent (100%) of the Purchase Price Cap). In the event that a Covered Loss would be eligible for indemnity under either Section 12.03(a) or Section 12.03(c), such Covered Loss shall be recoverable only under Section 12.03(a).

12.04           Limitations on Liability of Sellers. Notwithstanding any other provision of this Agreement:

(a)         Seller shall not be liable under Section 12.02(a) until the aggregate amount of Covered Losses under Section 12.02(a) for which notice was timely received in accordance with Section 12.01 exceeds one percent (1%) of the Purchase Price Cap (the “Aggregate Basket Amount”), at which time Seller shall be liable for all such Covered Losses (including all Covered Losses included within such Aggregate Basket Amount); except that claims related to any breach of or inaccuracy in the (i) Seller Fundamental Representations or (ii) the representations and warrants set forth in Section 3.09 (Taxes), in each case, shall not be subject to any such limits.

(b)         Seller shall have no liability for Covered Losses arising under Section 12.02(a) in excess of twenty percent (20%) of the Purchase Price Cap, except that claims related to any breach of or inaccuracy in the Seller Fundamental Representations shall not be subject to any such limit.

(c)         Subject to the last sentence of Section 12.02, Seller shall have no liability under this Agreement to any Purchaser Indemnified Party for Covered Losses in respect of Loss Sharing Claims other than pursuant to Section 12.02(c).

(d)         Notwithstanding any provision of this Agreement to the contrary, any Covered Losses arising from fraud, intentional misrepresentation based on the representations and warranties set forth in Article III or willful and malicious breaches of this Agreement by Seller, shall not be subject to this Section 12.04 or any other limitation set forth in this Agreement.

12.05           Limitations on Liability of Purchaser. Notwithstanding any other provision of this Agreement:

(a)         Purchaser shall not be liable under Section 12.03(a): until the aggregate amount of Covered Losses under Section 12.03(a) for which notice was timely received in accordance with Section 12.01 exceeds the Aggregate Basket Amount, at which time Purchaser shall be liable for all such Covered Losses (including all Covered Losses included within such Aggregate Basket Amount); except that claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations shall not be subject to any such limits.

(b)         Purchaser shall have no liability for Covered Losses arising under Section 12.03(a) in excess of twenty percent (20%) of the Purchase Price Cap, except that claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations shall not be subject to any such limit.

(c)         Notwithstanding any provision of this Agreement to the contrary, any Covered Losses arising from fraud, intentional misrepresentation based on the representations and warranties set forth in Article IV or willful and malicious breaches of this Agreement by Purchaser, shall not be subject to this Section 12.05 or any other limitation set forth in this Agreement.

12.06           Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a Third Party Claim, the indemnified party shall give notice to the indemnifying party of such claim, which notice shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim (taking into account the information then available to the indemnified party), the representations, warranties, covenants or agreements alleged to have been breached (if applicable) and the amount (if then determinable) that the indemnified party seeks hereunder from the indemnifying party; provided, that the failure of an indemnified party to notify the indemnifying party will not affect the indemnification provided hereunder except to the extent that the indemnifying party’s defense or other rights available to it is actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

12.07           Notice of Third Party Claims; Assumption of Defense.

(a)         The indemnified party shall give notice as promptly as is reasonably practicable, and in no event later than ten (10) Business Days, after receiving notice thereof, to the indemnifying party of the assertion of any claim, or the commencement of any Action by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (a “Third Party Claim”), which notice shall specify the provision of this Agreement pursuant to which indemnity is sought and shall further specify in reasonable detail the nature and amount of such claim including the identity of the Persons bringing such claim or Action, and the provision of Law or Contract alleged to have been breached. The failure to give such notification will not affect the indemnification provided hereunder except to the extent the indemnifying party’s defense or other rights available to it is actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

(b)         Seller shall have the sole power, at its option, to direct and control the defense of any Loss Sharing Claim for which it will have at least a majority of the expected financial responsibility or claim with respect to a Retained Liability by giving written notice thereof to Purchaser; provided, that Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such Loss Sharing Claim or Retained Liability. If Seller assumes such defense, Purchaser shall have the right (but not the obligation) to participate in (but not control) the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by Seller. Notwithstanding anything in this Section 12.07(b) to the contrary, in the event that Seller denies that Seller has any obligation to indemnify Purchaser hereunder with respect to any such Loss Sharing Claim or claim with respect to a Retained Liability, Seller shall no longer have the right to direct and control the defense of such Loss Sharing Claim or claim with respect to a Retained Liability, and thereafter Purchaser shall have the sole power, at its option, to direct and control the defense of any such Loss Sharing Claim or claim with respect to a Retained Liability.

(c)         Purchaser shall have the sole power, at its option, to direct and control the defense of any Loss Sharing Claim for which it will have at least a majority of the expected financial responsibility by giving written notice thereof to Seller; provided, that Purchaser shall thereafter consult with Seller upon Seller’s reasonable request for such consultation from time to time with respect to such Loss Sharing Claim. If Purchaser assumes such defense, Seller shall have the right (but not the obligation) to participate in (but not control) the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by Purchaser. Notwithstanding anything in this Section 12.07(c) to the contrary, in the event that Purchaser denies that Purchaser has any obligation to indemnify Seller hereunder with respect to any such Loss Sharing Claim, Purchaser shall no longer have the right to direct and control the defense of such Loss Sharing Claim, and thereafter Seller shall have the sole power, at its option, to direct and control the defense of any such Loss Sharing Claim.

(d)         The indemnifying party shall have the have the sole power, at its option, to direct and control the defense of any Third Party Claim for which indemnification may be sought under Section 12.02(a), 12.02(b), 12.03(a) or 12.03(b) by giving written notice thereof to the indemnified party; provided, that the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party’s reasonable request for such consultation from time to time with respect to such Third Party Claim. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the obligation) to participate in (but not control) the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by the indemnified party. Notwithstanding anything in this Section 12.07(d) to the contrary, in the event that the indemnifying party denies that such indemnifying party has any obligation to indemnify the indemnified party hereunder with respect to any Third Party Claim for which indemnification may be sought under Section 12.02(a), 12.02(b), 12.03(a) or 12.03(b), the indemnifying party shall no longer have the right to direct and control the defense of any such Third Party Claim, and thereafter the indemnified party shall have the sole power, at its option, to direct and control the defense of any such Third Party Claim.

(e)         If the Person entitled to elect to defend a Third Party Claim pursuant to paragraph (b), (c) or (d) of this Section 12.07 elects not to do so, the other Party hereto shall have the right but not the obligation to assume the defense thereof. The Party who assumes the defense of any Third Party Claim is referred to herein as the “Controlling Party” and the other Party with respect to any such Third Party Claim is referred to herein as the “Non-Controlling Party”.

(f)         If Third Party Claim is a criminal claim (a “Criminal Third Party Claim”), the subject of such Third Party Claim may elect to assume the defense of such claim. If a Seller Indemnified Party and a Purchaser Indemnified Party are each subjects of such criminal Third Party Claim, each Party may elect to defend the claims against it, no Party shall be deemed to be the Controlling Party and no Party shall have the right to make any settlement, compromise or offer to settle or compromise such Third Party Claim as it relates to the other Party.

(g)          Other than with respect to Criminal Third Party Claims, any Non-Controlling Party may become the Controlling Party with respect to any Third Party Claim by releasing the initial Controlling Party from any and all Liability under this Article XII with respect to such Third Party Claim and indemnifying the initial Controlling Party against any and all Losses that may be incurred by the initial Controlling Party in connection with such Third Party Claim; provided, however, that if a Third Party Claim alleges wrongdoing by the Controlling Party or its Subsidiaries (other than the Company and its Subsidiaries) or involves other reputational matters relating to the Controlling Party or its Subsidiaries (other than the Company and its Subsidiaries), the Non-Controlling Party may only become the Controlling Party with the consent of the initial Controlling Party, which consent shall not be unreasonably withheld.

(h)         The provisions of Section 7.03 shall apply with respect to any Third Party Claim for which indemnification is sought under this Article XII.

12.08           Settlement or Compromise. The Controlling Party with respect to any Third Party Claim shall have the right to make any settlement, compromise, judgment or offer to settle or compromise such Third Party Claim with the prior written consent of the Non-Controlling Party (which shall not be unreasonably withheld), binding upon such Non-Controlling Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that such written consent of the Non-Controlling Party shall not be required in the event (i) such settlement, compromise, judgment or offer to settle or compromise such Third Party Claim does not (A) involve any finding or admission of any violation of Law or admission of any wrongdoing by the Non-Controlling Party or (B) materially encumber any of the assets of any Non-Controlling Party or adversely affect in any material respect the post-Closing operation of the business of the Non-Controlling Party or its Affiliates in any manner (provided that any settlement or compromise with a Governmental Authority that imposes terms or conditions not substantially more onerous to the Company or its Subsidiaries than the terms and conditions imposed by such Governmental Authority in settlements or compromises with other mortgage servicers shall not be deemed to adversely affect in any material respect the post-Closing operation of the business of Purchaser or any of its Affiliates in any manner), and (ii) the Controlling Party shall (A) pay or cause to be paid all amounts required to be paid by it under this Article XII arising out of such settlement or judgment with the effectiveness of such settlement or judgment, and (B) obtain, as a condition of any settlement, compromise, judgment or offer to settle or compromise, or other resolution, an appropriate release of each Non-Controlling Party from any and all corresponding liabilities in respect of such Third Party Claim or the applicable portion thereof.

12.09           Exclusive Remedy. From and after the Closing, the exclusive remedy of Seller, the Seller Indemnified Parties, Purchaser and the Purchaser Indemnified Persons in connection with this Agreement and the transactions contemplated hereby, whether under this Agreement or arising under common law or any other Law, shall be as provided in this Article XII. In furtherance of the foregoing, each of Purchaser, on behalf of itself and each other Purchaser Indemnified Party, and Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, intentional fraud) it may have against Seller or any of its Affiliates or representatives and Purchaser or any of its Affiliates or representatives, as the case may be, arising under or based upon this Agreement or any certificate delivered in connection herewith, whether under this contract or arising under common law or any other Law except pursuant to the indemnification provisions set forth in this Article XII. Nothing in this Section 12.09 shall operate to interfere with or impede the operation of the provisions of Section 2.04, Article VIII, Article IX or any Ancillary Agreement or the rights of either Party to seek equitable remedies to enforce any covenant of a Party to be performed after the Closing.

12.10           Net Losses; Subrogation; Mitigation; No Set-Off.

(a)         Notwithstanding anything contained herein to the contrary, the amount of any Covered Losses incurred or suffered by an indemnified party shall be calculated after giving effect to (i) any insurance proceeds received by the indemnified party (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the indemnified party (or any of its Affiliates) from any other third party in respect of such Covered Loss. The indemnified party shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Covered Losses after an indemnifying party has made a payment to the indemnified party with respect thereto, the indemnified party (or such Affiliate) shall pay to the indemnifying party the amount of such proceeds or recoveries (up to the amount of the indemnifying party’s payment). The indemnified party will use its commercially reasonable efforts to mitigate any actual or potential Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. No indemnified party will be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses.

(b)         In the event any payment is made in respect of Covered Losses, the indemnifying party who made such payment will be subrogated to the extent of such payment to any related rights of recovery of the indemnified party receiving such payment against any third party. Such indemnified party (and its Affiliates) and indemnifying party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)         Neither Purchaser nor Seller shall have any right to set off any indemnification claim pursuant to this Article XII against any payment due pursuant to Article II or any Ancillary Agreement. Without limiting the generality of the foregoing, no Purchaser Indemnified Party (including the Company or any of its Subsidiaries) shall have the right to set off an indemnification claim pursuant to this Article XII against any amount due pursuant to the Full Seller Advance Facility or Partial Seller Advance Facility.

(d)         Except as expressly provided in this Section 12.10, in the event the Closing occurs and Seller (either before or after Closing) has made (or is required to make) any payment to any Purchaser Indemnified Party in satisfaction of all or some of its indemnification claims hereunder, in no event shall Seller or any Seller Indemnified Party be entitled to seek indemnification or contribution (or any similar theory) from the Company or its Subsidiaries (including any shareholders and Affiliates of the Company or its Subsidiaries and, except with respect to claims against them that are not subject to indemnification under the organizational documents of the Company or its Subsidiaries or otherwise under any Contract in effect as of the date hereof, officers, directors, employees and agents of the Company or its Subsidiaries) in respect of any such payments made (or required to be made) by Seller pursuant to this Agreement.

(e)         No indemnified party shall be entitled to payments under this Article XII except with respect to Covered Losses that are due and payable by, or have been paid by, such indemnified party; provided, that, with respect to Covered Losses for loss in value pursuant to Section 12.02(a), the indemnified party shall be entitled to payment under this Article XII when such Covered Losses have been incurred.

XIII.           MISCELLANEOUS

13.01           Notices. All notices, consents, requests and other communications to any Party hereunder must be in writing to be effective (including electronic facsimile transmission) and shall be given:

if to Purchaser, to:

Ocwen Loan Servicing, LLC
P.O. Box 24737
West Palm Beach, Florida 33416
Attention: Paul A. Koches, Executive Vice President/General Counsel
Facsimile No.: (561) 682-8177

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10022
Attention:             James Moriarty
Russell Pinilis
Facsimile No.: (212) 715-8000

if to Seller, to:

The Goldman Sachs Group, Inc.
200 West Street
New York, New York 10282
Attention:                      Fran Bermanzohn, Managing Director
Facsimile No.: (212) 428-1780

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:             Christopher Austin
Neil Whoriskey
         Facsimile No.: (212) 225-3999

or such other address or electronic facsimile number as such Party may hereafter specify for the purpose of notice to the other Parties hereto. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

13.02           Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.03           Expenses. All costs and expenses incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby will be paid by the Party incurring such cost or expense, except as otherwise provided in this Agreement or the other Transaction Documents.

13.04           Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, neither this Agreement, nor any right hereunder, may be assigned (in whole or in part) by either Party without the prior written consent of the other Party, provided, that Purchaser shall have the right to assign (i) any of its rights under this Agreement to any of its Affiliates, so long as Purchaser remains liable for such Affiliate’s obligations hereunder and (ii) any of its rights to payment by Seller under this Agreement to Financing Sources under the Debt Financing Commitments, other than Financing Sources under the Third Party Advance Facility.

13.05           Governing Law. This Agreement, all transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination or validity of any this Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws rules thereof other than §5-1401 of the New York General Obligations Law.

13.06           Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled, without any requirement to post a bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the generality of the foregoing, Seller shall be entitled to seek specific performance to cause Purchaser to enforce the terms of the Debt Financing Commitment, including by demanding Purchaser file one or more good faith lawsuits against the sources of Debt Financing to fully enforce such Financing Sources’ obligations thereunder and Purchaser’s rights thereunder.

13.07           Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the New York state and U.S. federal courts located in the Borough of Manhattan, City of New York, State of New York in respect of any dispute or claim directly or indirectly arising out of or related to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action directly or indirectly arising from or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 13.01.

13.08           Waiver of Punitive and Other Damages and Jury Trial.

(a)         Except as expressly provided in this Agreement, each Party expressly waives and foregoes any right to recover punitive, exemplary, consequential or similar damages and any diminution in value or lost profits in any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, each Party expressly waives and foregoes any right to recover punitive, exemplary, consequential or similar damages and any diminution in value or lost profits in any Action directly or indirectly arising out or related to this Agreement or the transactions contemplated hereby against the Financing Sources, regardless of whether such remedy sought is at law, in equity, in contract, in tort or otherwise.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)         EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 13.08.

13.09           Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic facsimile transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement. Subject to (i) rights of Seller Indemnified Parties and Purchaser Indemnified Parties under Article XII (and, with respect to the Financing Sources, Section 13.07 and 13.08, which shall be for the benefit of, among others, the Financing Sources, and the Financing Sources, among others, will have the rights provided for therein), and (ii) the rights of the Resigning Persons and all former directors and officers of the Company or any of its Subsidiaries pursuant to Section 6.03, no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person (including any current or former employee of Seller, either Parent, the Company or any of their respective Subsidiaries, Purchaser, any Affiliate thereof or any other Person) other than the Parties hereto and their respective permitted successors and permitted assigns. No provision of this Agreement is intended to constitute or create an employment agreement or an amendment to or adoption of any employee benefit plan of or by Seller, the Company or any of their respective Subsidiaries, Purchaser or any Affiliate thereof.

13.10           Entire Agreement. The Transaction Agreements, together with the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties hereto with respect to the subject matter hereof.

13.11           Disclosure Schedules. The inclusion of any item in a section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule (collectively, the “Disclosure Schedules”) (i) does not represent a determination by the disclosing Party that such item is “material” or could have a Material Adverse Effect and (ii) shall not constitute an admission by the disclosing Party that such disclosure is required to be made pursuant to any of the representations and warranties contained in this Agreement. When any matter is disclosed in any place in the Disclosure Schedules, such matter shall be deemed to have been disclosed with respect to any other sections of such Disclosure Schedule so long as its relevance to such other sections is reasonably apparent from the face of such disclosure. The Disclosure Schedules are qualified in their entirety by reference to the provisions of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. The Disclosure Schedules shall not be construed as, are not intended to constitute, and shall not be construed as constituting, representations or warranties of the disclosing Party except to the extent provided in this Agreement, nor shall the Disclosure Schedules be construed as expanding the scope of any of the representations or warranties of any Party except as expressly contemplated therein. The information contained the Disclosure Schedules was not prepared or disclosed with a view that it would be disclosed to any Person that is not a Party and the disclosing Party does not assume any responsibility to any such Person that is not a Party for any inaccuracies contained in the Disclosure Schedules or otherwise. The information contained in the Disclosure Schedules is disclosed in confidence solely for the purposes contemplated in this Agreement and is subject to the Confidentiality Agreement.

13.12           Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Harvey Schwartz
Name:	Harvey Schwartz
Title:	Assistant Secretary

OCWEN FINANCIAL CORPORATION

By:	/s/ Ronald M. Faris
Name:	Ronald M. Faris
Title:	President and CEO

[Purchase Agreement]